SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

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Sun Microsystems, Inc.

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SUN MICROSYSTEMS, INC.

4150 Network Circle

Santa Clara, California 95054

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

December 17, 2009

10:00 a.m. Pacific Standard Time

Dear Stockholder:

You are cordially invited to attend Sun’s 2009 Annual Meeting of Stockholders, which will be held on Thursday, December 17, 2009 at 10:00 a.m., Pacific Standard Time, at Sun’s Auditorium, located at the Santa Clara Campus, 4030 George Sellon Circle, Santa Clara, California 95054, for the following purposes:

1.	To elect to the Board of Directors the twelve nominees named in the Proxy Statement;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010; and

3.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this notice.

Only stockholders of record at the close of business on October 20, 2009 are entitled to vote at the Annual Meeting or any postponement or adjournment of the meeting. A list of those stockholders will be maintained and open for examination by any of our stockholders, for any purpose germane to the Annual Meeting, during regular business hours at the address listed above for ten days prior to the meeting.

We are pleased to continue to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. We believe these rules allow us to provide our stockholders with the information they need, while lowering the costs of delivery and reducing the environmental impact of our Annual Meeting.

As owners of Sun, your vote is important. Whether or not you are able to attend the Annual Meeting in person, it is important that your shares be represented. Please vote as soon as possible.

Please note that if the proposed merger with Oracle Corporation is consummated prior to December 17, 2009, we will no longer have public stockholders and, therefore, the 2009 Annual Meeting of Stockholders will be canceled.

On behalf of our Board of Directors, thank you for your participation in this important annual process.

Sincerely,

MICHAEL A. DILLON

Executive Vice President, General Counsel and Secretary

Santa Clara, California

October 28, 2009

SUN MICROSYSTEMS, INC.

PROXY STATEMENT

FOR

2009 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

Why am I receiving these materials?

Our Board of Directors (the “Board”) has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Board’s solicitation of proxies for use at our 2009 Annual Meeting of Stockholders (the “Annual Meeting”), which will take place on December 17, 2009 at 10:00 a.m. Pacific Standard Time, at Sun’s Auditorium, located at the Santa Clara Campus, 4030 George Sellon Circle, Santa Clara, California 95054. We made these materials available to stockholders beginning on October 28, 2009. Our stockholders are invited to attend the Annual Meeting and are requested to vote on the proposals described in this Proxy Statement.

What if the Oracle merger closes before the meeting?

On April 19, 2009, Sun, Oracle Corporation, a Delaware corporation (“Oracle”), and Soda Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Oracle (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will, subject to the satisfaction or waiver of the conditions therein, merge with and into Sun, and Sun will be the successor or surviving corporation of the merger and will become a wholly owned subsidiary of Oracle (the “Merger”). Pursuant to the terms of the Merger Agreement and subject to the conditions thereof, at the effective time of the Merger (the “Effective Time”), each share of common stock of Sun issued and outstanding immediately prior to the Effective Time will be converted into the right to receive $9.50 in cash, without interest.

Please note that if the proposed Merger with Oracle is consummated prior to December 17, 2009, we will no longer have public stockholders and, therefore, the Annual Meeting will be canceled.

What is included in these materials?

These materials include:

•	Our Proxy Statement for the Annual Meeting; and

•	Our 2009 Annual Report to Stockholders, which includes our audited consolidated financial statements.

If you requested printed versions of these materials by mail, these materials also include the proxy card for the Annual Meeting.

What items will be voted on at the Annual Meeting?

There are two items that will be voted on at the Annual Meeting:

1.	The election to the Board of the twelve nominees named in this Proxy Statement; and

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010.

We are not aware of any matters to be presented other than those described in this Proxy Statement. If any matters not described in the Proxy Statement are properly presented at the meeting, the proxy holders will use their discretion to determine how to vote your shares.

What are our Board of Directors’ voting recommendations?

Our Board recommends that you vote your shares “FOR” each of the nominees to the Board and “FOR” the ratification of the appointment of Ernst & Young LLP.

Where are Sun’s principal executive offices located and what is Sun’s main telephone number?

Sun’s principal executive offices are located at 4150 Network Circle, Santa Clara, California 95054. Sun’s main telephone number is (650) 960-1300.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	View our proxy materials for the Annual Meeting on the Internet; and

•	Instruct us to send future proxy materials to you electronically by email.

Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to you and will reduce the impact of our annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

How can I obtain a separate set of voting materials?

To reduce the expense of delivering duplicate voting materials to our stockholders who may have more than one Sun stock account, we are delivering only one set of the Proxy Statement and the 2009 Annual Report on Form 10-K to certain stockholders who share an address, unless otherwise requested. A separate proxy card is included in the voting materials for each of these stockholders. If you share an address with another stockholder and have received only one set of voting materials, you may write or call us to request to receive a separate copy of these materials at no cost to you. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us to request future delivery of a single copy of these materials. You may contact us regarding these matters by writing or calling us at:

Sun Microsystems, Inc.

Attn: Investor Relations

4150 Network Circle, UMPK14-336

Santa Clara, California 95054

(650) 960-1300

Who may vote at the Annual Meeting?

If you owned Sun’s common stock at the close of business on October 20, 2009 (the “Record Date”), then you may attend and vote at the meeting. At the close of business on the Record Date, we had approximately 753,643,032 shares of common stock issued and outstanding, of which 753,643,032 were entitled to vote.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, you are considered the stockholder of record with respect to those shares, and the Notice was sent directly to you by Sun.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

What is the quorum requirement for the Annual Meeting?

A majority of Sun’s outstanding shares on the Record Date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you:

•	Are present and vote in person at the meeting; or

•	Have voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.

If I am a stockholder of record of Sun’s shares, how do I vote?

If you are a stockholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or, if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone.

If I am a beneficial owner of shares held in street name, how do I vote?

If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a valid proxy from the organization that holds your shares.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you may vote by proxy. You may vote by proxy over the Internet, or if you request printed copies of the proxy materials by mail, you can also vote by mail or by telephone by following the instructions provided in the Notice.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you:

•	Indicate when voting on the Internet or by telephone that you wish to vote as recommended by our Board; or

•

Sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform our Inspector of Elections that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Elections tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise affect the voting results. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice.

Which ballot measures are considered “routine” or “non-routine”?

Proposal 1 (election of directors) and Proposal 2 (ratification of auditors) involve matters that we believe are considered routine. There are no matters that we believe are considered non-routine.

How are abstentions treated?

Abstentions are counted for purposes of determining whether a quorum is present. Shares not present at the meeting and shares voting “abstain” have no effect on the election of directors. For the purpose of determining whether the stockholders have approved all other matters, abstentions have the same effect as an “against” vote.

What is the voting requirement to approve each of the proposals?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1 — Election of directors	Each director must be elected by a majority of the votes cast, meaning that the number of shares entitled to vote on the election of directors and represented in person or by proxy at the Annual Meeting casting their vote “FOR” a director must exceed the number of votes “AGAINST” a director. Please see “Corporate Governance — Majority Vote Standard and Director Resignation Policy” for more information.
Proposal 2 — Ratification of appointment of independent registered public accounting firm	To be approved by our stockholders, this proposal must receive the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote on this proposal at the Annual Meeting.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted), or by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

Is cumulative voting permitted for the election of directors?

In the election of directors, you may elect to cumulate your votes. If you choose to cumulate your votes, you will need to notify the Corporate Secretary of Sun in writing at the address of Sun’s principal executive offices prior to the Annual Meeting or notify the chairman of the meeting prior to the commencement of voting at the Annual Meeting of your intent to cumulate your votes. If you hold your shares beneficially in street name and wish to cumulate votes, you should contact the organization that holds your shares prior to the meeting to assist you with this process.

As provided in our Bylaws and Corporate Governance Guidelines, if cumulative voting is invoked and there are a greater number of nominees than the total number of directors to be elected, then majority voting will not apply with respect to the election of directors, and the twelve director nominees receiving the highest number of votes will be elected. If cumulative voting is invoked, you will have a total number of votes equal to the total number of directors to be elected, multiplied by the number of shares you hold. You may allocate these votes among the director nominees as you see fit. For example, if you hold 1,000 shares of stock, you could allocate 12,000 “FOR” votes (1,000 x 12 directors to be elected) among as few or as many of the director nominees as you choose.

The proxy holders intend to vote the shares represented by proxies to elect Sun’s twelve director nominees as set forth in Proposal 1. If cumulative voting is in effect at the Annual Meeting, the proxy holders will vote the shares represented by the proxies in order to elect as many of Sun’s twelve director nominees as possible or as they otherwise determine in their discretion. Cumulative voting applies only to the election of directors. For all other matters, each share of common stock outstanding as of the close of business on the Record Date is entitled to one vote.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Sun or to third parties, except:

•	As necessary to meet applicable legal requirements;

•	To allow for the tabulation and certification of votes; and

•	To facilitate a successful proxy solicitation.

Occasionally, stockholders provide written comments on their proxy cards, which may be forwarded to management and our Board.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Elections and published in our quarterly report on Form 10-Q for the fiscal quarter ending on December 27, 2009, which we expect to file with the SEC by February 5, 2010, if the Merger has not closed by that date.

Who is paying for the cost of this proxy solicitation?

Sun is paying the costs of the solicitation of proxies. We must pay brokerage firms and other persons representing beneficial owners of shares held in street name certain fees associated with:

•	Forwarding the Notice to beneficial owners;

•	Forwarding printed proxy materials by mail to beneficial owners who specifically request them; and

•	Obtaining beneficial owners’ voting instructions.

In addition to soliciting proxies by mail, members of our Board, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone. We will also solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically.

What is the deadline to propose actions for consideration at the 2010 annual meeting of stockholders or to nominate individuals to serve as directors?

You may submit proposals, including director nominations, for consideration at future annual meetings of stockholders as follows:

Stockholder Proposals. For a stockholder proposal to be considered for inclusion in Sun’s proxy statement for our 2010 annual meeting of stockholders, the written proposal must be received by Michael A. Dillon, the Corporate Secretary of Sun, no later than June 30, 2010. The proposal will need to comply with Rule 14a-8 of the Securities Exchange Act of 1934 (the “Exchange Act”), which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials. If you intend to present a proposal at our 2010 annual meeting of stockholders, but you do not intend to have it included in our 2010 proxy statement, your proposal must be delivered to the attention of Michael A. Dillon, the Corporate Secretary of Sun, at our principal executive offices no earlier than July 30, 2010 and no later than August 29, 2010. If the date of our 2010 annual meeting of stockholders is more than 30 calendar days before or 60 calendar days after the one-year anniversary of the date of our Annual Meeting, your proposal must be received by Michael A. Dillon, the Corporate Secretary of Sun, no earlier than the close of business on the 90th day prior to such annual meeting and no later than the close of business on the later of (i) the 60th day prior to the date of such annual meeting or (ii) the tenth day following the day we publicly announce the date of the 2010 annual meeting of stockholders. As set forth in our Bylaws, your notice of a stockholder proposal not intended to be included in our 2010 proxy statement must set forth the information required pursuant to Sun’s Bylaws.

Nominations of Director Candidates. Stockholders may propose director candidates for consideration by the Board’s Corporate Governance and Nominating Committee by written notice directed to Michael A. Dillon, the Corporate Secretary of Sun, at the address of our principal executive offices. In addition, our Bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. If you want to nominate an individual for election to Sun’s Board at the 2010 annual meeting of stockholders, you must deliver a written notice to the attention of Michael A. Dillon, the Corporate Secretary of Sun, no earlier than July 30, 2010 and no later than August 29, 2010. If the date of our 2010 annual meeting of stockholders is more than 30 calendar days before or 60 calendar days after the one-year anniversary of the date of our Annual Meeting, your proposal must be received by Michael A. Dillon, the Corporate Secretary of Sun, no earlier than the close of business on the 90th day prior to such annual meeting and no later than the close of business on the later of (i) the 60th day prior to the date of such annual meeting or (ii) the tenth day following the day we publicly announce the date of the 2010 annual meeting of stockholders. As set forth in our Bylaws, your notice relating to the recommendation or nomination of a director candidate must set forth the information required pursuant to Sun’s Bylaws.

Bylaw Provisions. The relevant Bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates are available on our website at www.sun.com/company/cgov/cert.jsp. You may also contact the Corporate Secretary of Sun at our principal executive offices to request a copy of the relevant Bylaw provisions.

How can I communicate with the independent directors on Sun’s Board?

Our Board encourages stockholders who are interested in communicating directly with our independent directors as a group to do so by writing to the independent directors in care of our Corporate Secretary. Stockholders can send communications electronically by clicking on “Contact Board of Directors” at our corporate governance website located at www.sun.com/company/cgov/index.jsp or by mail to: Michael A. Dillon, Corporate Secretary, Sun Microsystems, Inc., 4150 Network Circle, Santa Clara, California 95054. Stockholder correspondence received addressed to our independent directors will be reviewed by our general counsel or his designee, who will regularly forward to our independent directors all correspondence that, in the opinion of our general counsel, deals with the functions of the Board or committees thereof or that our general counsel otherwise determines requires their attention. Our directors may at any time review a log of all correspondence received by Sun that is addressed to the independent members of the Board and request copies of any such correspondence.

ABOUT OUR BOARD AND ITS COMMITTEES

Our Board and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time as appropriate. In addition, at the conclusion of each regularly scheduled, in-person Board meeting, Sun’s independent directors meet in executive session without employee-directors present.

During fiscal 2009, our Board held twenty-six meetings. Each director attended 75% or more of the aggregate number of meetings of the Board and meetings of committees of which he or she served on during fiscal 2009. We encourage directors to attend our annual meetings of stockholders. Nine of the eleven directors in office at the time attended the 2008 Annual Meeting.

Our Board has an Audit Committee, a Leadership Development and Compensation Committee (the “LDCC”), and a Corporate Governance and Nominating Committee (the “CGNC”). The CGNC makes recommendations to the Board concerning committee memberships and the appointment of chairpersons for each committee, and the Board appoints the members and chairpersons of the committees. The following table lists the chairpersons and members of each committee as of the Record Date and the number of meetings held by each committee during fiscal 2009:

Director	Audit	LDCC	CGNC
Scott G. McNealy
James L. Barksdale			Chair
Stephen M. Bennett	Auxiliary Member(1)	Chair
Peter L.S. Currie	Member
Robert J. Finocchio, Jr.	Chair
James H. Greene, Jr.			Member
Michael E. Marks	Member
Rahul N. Merchant(2)			Member
Patricia E. Mitchell			Member
M. Kenneth Oshman		Member
P. Anthony Ridder		Member
Jonathan I. Schwartz
Number of Meetings in Fiscal 2009	26	3	3

(1)	Mr. Bennett served as auxiliary member to the Audit Committee from January 29, 2009 to April 14, 2009, in connection with the Audit Committee’s role in reviewing acquisition proposals.

(2)	Mr. Merchant joined the Board on January 29, 2009 and the CGNC on February 11, 2009.

Audit Committee. The Audit Committee oversees our accounting and financial reporting processes and audits of our financial statements. Among other matters, the Audit Committee:

•	Hires, evaluates performance of and replaces Sun’s independent registered public accounting firm as appropriate;

•	Discusses relationships or issues that could hinder the independence of, and pre-approves the services provided by, Sun’s independent registered public accounting firm;

•	Discusses with management, internal auditors and Sun’s independent registered public accounting firm the quality of Sun’s accounting principles and financial reporting; and

•	Oversees the internal auditing functions and controls.

In January 2009, the Board delegated to the members of the Audit Committee, together with director Stephen Bennett, the responsibility and authority to review, evaluate and analyze any acquisition proposal, to oversee and direct management, the Company’s financial advisors and the Company’s legal counsel with respect to evaluating, contacting or responding to third parties with respect to acquisition proposals or indications of interest and to report to the full Board from time to time with respect to developments in such matters.

Each member of the Audit Committee meets the NASDAQ requirements as to independence and financial knowledge and is “independent” as defined in applicable SEC rules. Our Board has determined that all members of the Audit Committee qualify as “audit committee financial experts,” as that term is defined in Item 407(d)(5) of Regulation S-K of the Exchange Act. The Audit Committee operates under a written charter that complies with applicable SEC and NASDAQ requirements, a copy of which can be found on our website at www.sun.com/company/cgov/bcc.jsp.

LDCC. The LDCC has overall responsibility for approving and evaluating our compensation plans, policies and programs applicable to executive officers. Among other matters, the LDCC:

•	Reviews and approves the executive compensation policies, including compensation of the chief executive officer (the “CEO”);

•	Administers the employee equity incentive and stock purchase plans;

•	Reviews executive and leadership development policies, plans and practices; and

•	Advises the Board on executive succession planning.

The LDCC has delegated authority to our CEO to grant equity awards to employees below the level of Vice President. Please see “Executive Compensation — Compensation Discussion and Analysis — Other Compensation Policies” for more information. The members of the LDCC are all independent directors under applicable NASDAQ rules. The LDCC operates under a written charter, a copy of which can be found on our website at www.sun.com/company/cgov/bcc.jsp.

CGNC. The purpose of the CGNC is to ensure that the Board is properly constituted to meet its fiduciary obligations to stockholders and Sun and that Sun has and follows appropriate governance standards. Among other matters, the CGNC:

•	Reviews and approves nominees for service on the Board;

•	Considers candidates recommended by stockholders;

•	Reviews and reports to the Board with regards to matters of corporate social responsibility; and

•	Adopts, reviews and implements corporate governance policies and procedures.

The members of the CGNC are all independent directors under applicable NASDAQ rules. The CGNC operates under a written charter, a copy of which can be found on our website at www.sun.com/company/cgov/bcc.jsp.

Consideration of Director Nominees

The CGNC regularly reviews the current composition and size of the Board. The CGNC considers and evaluates any candidates who have been properly recommended by a stockholder, as well as those candidates who have been identified by management, individual members of the Board or, if the CGNC determines, a search firm. This review may, in the CGNC’s discretion, be based solely on information provided to the CGNC or may also include discussions with persons familiar with the candidate, an interview with the candidate, the retention of third-party interviewers or other actions. The CGNC Policies and Procedures for Director Candidates can be found on our website at www.sun.com/company/cgov/bcc.jsp.

The CGNC evaluates candidates proposed by stockholders using the same criteria as those used for other candidates. In its evaluation of director candidates, including the members of the Board eligible for re-election, the CGNC considers the following:

•	The current size and composition of the Board and the needs of the Board and the committees of the Board;

•

Such factors as issues of independence, diversity, character, acumen, strategic vision and relevant experience, such as technology, accounting and finance, sales and marketing and international experience; and

•	Such other factors as the CGNC may consider appropriate.

The CGNC requires the following minimum qualifications to be satisfied by any candidate for a position on the Board:

•	Possession of the highest personal and professional ethics and integrity;

•	Proven achievement and competence in the candidate’s field and the ability to exercise sound business judgment;

•	Attributes that are complementary to those of the existing directors;

•	The acumen, drive and skills to assist and support management and make significant contributions to Sun’s success;

•	An understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities;

•	Diversity of experiences and personal and cultural attributes; and

•	Expansive professional background ensuring a comprehensive appreciation of Sun’s business including technology development, finance, sales and marketing, and international business.

Michael E. Marks was initially appointed to the Board in connection with a private placement transaction between Sun and Kohlberg Kravis Roberts & Co., L.P. (“KKR”) in April 2007, pursuant to which Sun agreed to appoint one person to its Board nominated by KKR. During fiscal 2008, KKR nominated James H. Greene, Jr., a member of KKR, to serve as its nominee to the Board. Upon the recommendation of the CGNC, Mr. Greene was appointed to the Board as KKR’s nominee. Mr. Marks remains a member of the Board, but is no longer affiliated with KKR.

During fiscal 2009, Sun entered into a letter agreement with Southeastern Asset Management, Inc., pursuant to which Sun agreed to appoint two persons to its Board nominated by Southeastern. Southeastern nominated Rahul N. Merchant to serve as its nominee to the Board. Upon the recommendation of the CGNC, Mr. Merchant was appointed to the Board as Southeastern’s nominee. Southeastern did not put forth any other nominees to the Board during fiscal 2009.

For a description of the process for a stockholder to recommend a director candidate for the CGNC’s consideration or to nominate directors in accordance with our Bylaws, please see “General Information — What is the deadline to propose actions for consideration at the 2010 annual meeting of stockholders or to nominate individuals to serve as directors?”.

DIRECTOR COMPENSATION

Director Summary Compensation Table for Fiscal 2009

The following table summarizes the total compensation earned by directors who were not executive officers during fiscal 2009.

Name	Fees Earned in Cash ($)(1)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value ($)		All Other Compensation ($)		Total ($)
James L. Barksdale	$60,000		$56,761	$13,489	$—		$—		$—		$130,250
Stephen M. Bennett	65,000		56,761	10,853	—		—		—		132,614
Peter L.S. Currie	60,000		56,761	11,790	—		—		—		128,551
Robert J. Finocchio, Jr.	70,000		56,761	16,600	—		—		—		143,361
James H. Greene, Jr.	55,000		20,917	—	—		—		—		75,917
Michael E. Marks	60,000		56,761	5,670	—		—		—		122,431
Scott G. McNealy	1,000,000	(3)	1,217,986	2,951,103	782,250	(4)	205,686	(5)	69,690	(6)	6,226,715
Rahul N. Merchant	22,500		12,938	—	—		—		—		35,438
Patricia E. Mitchell	55,000		56,761	15,865	—		—		—		127,626
M. Kenneth Oshman	55,000		56,761	13,489	—		—		—		125,250
P. Anthony Ridder	55,000		56,761	11,790	—		—		—		123,551

(1)	With the exception of Mr. McNealy, includes fees payable for service as a director, committee chair or committee member as described in the narrative accompanying this table.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2009, in compliance with the Financial Accounting Standards Board’s Statement of Financial Accounting Standards 123R (“FAS 123R”) for stock options and restricted stock awards granted in fiscal 2004 through 2009, to the extent they vested in fiscal 2009. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 14 of the Notes to Consolidated Financial Statements in Sun’s Annual Report on Form 10-K for fiscal 2009 (our “Form 10-K”). These amounts reflect Sun’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the directors with respect to these awards. A supplemental table following these footnotes sets forth: (i) the aggregate number of stock awards and option awards outstanding at fiscal year end; (ii) the aggregate number of stock awards and option awards granted during fiscal 2009; and (iii) the grant date fair value of equity awards granted by Sun during fiscal 2009 to each of our directors who was not an executive officer.

(3)	Represents Mr. McNealy’s compensation for his service as an employee of Sun. Mr. McNealy does not receive compensation for his service as a director of Sun.

(4)	Reflects amounts paid under Sun’s 162(m) Executive Officer Performance-Based Bonus Plan.

(5)	Represents solely the increase from fiscal 2008 to fiscal 2009 in the actuarial present value of Mr. McNealy’s accumulated benefit under Sun’s U.S. Vice President Severance Plan, as a result of an increase in his years of service. Such increase is measured from the plan measurement date used for financial reporting purposes in our 2009 financial statements to the plan measurement date used for financial reporting purposes in our 2009 financial statements. See “Executive Compensation — Pension Benefits Table” and accompanying narrative and “— Potential Payments Upon Termination or Change-in-Control” for more information.

(6)	Represents: (i) $7,679 for personal use of aircraft by Mr. McNealy’s spouse; (ii) a tax gross-up of $43,710 with respect to the income imputed to Mr. McNealy for his spouse’s personal use of aircraft; (iii) $7,331 of matching contributions to Sun’s 401(k) Plan by Sun for fiscal 2009 and $8,816 of matching contributions to Sun’s 401(k) Plan by Sun for fiscal 2005, which were not timely made due to a system error; and (iv) $770 for a tax gross-up related to incremental expenses incurred at a Sun sales conference. The value of Mr. McNealy’s personal aircraft usage is determined based upon the incremental cost of such usage to Sun, including: (i) hourly fees, related fuel expenses, other miscellaneous expenses and taxes paid to NetJets and (ii) an estimate of the cost to Sun of the disallowance of corporate tax deductions attributable to the personal aircraft usage by Mr. McNealy.

Additional Information With Respect to Director Equity Awards

Name	Stock Awards Outstanding at Fiscal Year End (#)(1)	Option Awards Outstanding at Fiscal Year End (#)(2)	Stock Awards Granted During Fiscal 2009 (#)(3)		Option Awards Granted During Fiscal 2009 (#)	Grant Date Fair Value of Stock and Option Awards Granted in Fiscal 2009 ($)(4)
James L. Barksdale	44,622	7,500	37,878		—	$174,958
Stephen M. Bennett	44,622	5,000	37,878		—	174,958
Peter L.S. Currie	44,622	5,000	37,878		—	174,958
Robert J. Finocchio, Jr.	44,622	7,500	37,878		—	174,958
James H. Greene, Jr.	37,878	—	37,878		—	174,958
Michael E. Marks	44,622	2,500	37,878		—	174,958
Scott G. McNealy	508,225	3,687,550	461,600	(5)	—	4,447,054
Rahul N. Merchant	39,237	—	39,237		—	174,958
Patricia E. Mitchell	44,622	7,500	37,878		—	174,958
M. Kenneth Oshman	44,622	7,500	37,878		—	174,958
P. Anthony Ridder	44,622	5,000	37,878		—	174,958

(1)	Includes unvested restricted stock awards, restricted stock units and performance-based restricted stock units.

(2)	Includes both vested and unvested options to purchase our common stock.

(3)	Includes restricted stock units and performance-based restricted stock units.

(4)	Amounts in this column represent the fair value of stock options, restricted stock units and performance-based restricted stock units, calculated in accordance with FAS 123R. For option awards, that number is calculated by multiplying the Black-Scholes value by the number of options awarded. For restricted stock units and performance-based restricted stock units, that number is calculated by multiplying (x) the fair market value of our common stock on the date of grant less the per share purchase price by (y) the number of units awarded.

(5)	The amount includes an award for 230,800 performance-based restricted stock units that were forfeited because the performance conditions were not satisfied.

Annual Retainer

During fiscal 2009, our non-employee directors were paid an annual cash retainer for serving on the Board generally, plus additional cash retainers based on their committee service. These annual retainers, which are paid in quarterly installments, are:

Position	Annual Amount
Board Member	$50,000
Audit Committee Chair	$20,000
LDCC Chair	$15,000
CGNC Chair	$10,000
Audit Committee Member	$10,000
Other Committee Member	$5,000

The above-listed annual retainers were approved by the Board in August 2007 and were effective following Sun’s 2007 Annual Meeting. Neither of our employee-directors received compensation during fiscal 2009 for service as members of our Board. The annual retainer for non-employee directors will remain unchanged during fiscal 2010. A non-employee director may elect to defer up to 100% of his or her annual retainer pursuant to Sun’s 2005 Non-Qualified Deferred Compensation Plan.

Equity Awards for Non-Employee Directors

During fiscal 2009, our non-employee directors participated in our 2007 Omnibus Incentive Plan (the “2007 Plan”). Under the 2007 Plan:

•

Newly elected non-employee directors. Each non-employee director who is not a partner, officer, director or affiliate of an entity having an equity investment in Sun is granted restricted stock units valued at $175,000 on the date he or she becomes a director.

•

Re-elected non-employee directors. On the date of each annual meeting of stockholders, each non-employee director who is re-elected and has served on the Board for at least six months is automatically granted restricted stock units valued at $175,000.

Restricted stock units granted to non-employee directors vest at a rate of 20% per year over five years, subject to the director’s continued service with Sun.

Potential Payments Upon Termination or Change of Control

Mr. McNealy is entitled to certain benefits under Sun’s U.S. Vice President Severance Plan and form of Change of Control Agreement. Please see “Executive Compensation — Pension Benefits Table” and accompanying narrative and “— Potential Payments Upon Termination or Change of Control.”

In connection with the Merger, the restricted stock units and stock options held by each of Sun’s outside directors will not be assumed by Oracle. Accordingly, pursuant to the terms of the applicable restricted stock unit agreement, stock option agreement and equity incentive plan pursuant to which such restricted stock units and stock options were granted, the unvested portion of such restricted stock units and stock options will be accelerated. Thereafter, all vested restricted stock units will be automatically converted into the right to receive an amount of cash (without interest and less any applicable withholding taxes) equal to the $9.50 per share of Sun common stock that was issuable upon settlement of such restricted stock units immediately prior to the effective time of the Merger. In addition, all vested stock options will be automatically converted into the right to receive an amount of cash (without interest and less any applicable withholding taxes) equal to the positive difference, if any, between $9.50 and the per share exercise price of such stock option. Although the stock options held by each of Sun’s outside directors will be accelerated and converted into the right to receive an amount in cash as set forth above, none of Sun’s outside directors will actually receive any economic value from such stock options in connection with the Merger as the per share exercise price of such stock options is greater than $9.50.

CORPORATE GOVERNANCE

Our business is managed by our employees under the direction and oversight of our Board. Except for Messrs. Schwartz and McNealy, none of our Board members is an employee of Sun. We keep Board members informed of our business through discussions with management, materials we provide to them, visits to our offices and their participation in Board and Board committee meetings.

We believe transparent, effective and accountable corporate governance practices are key elements of our relationship with our stockholders. To help our stockholders understand our commitment to this relationship and our governance practices, several of our key governance initiatives are summarized below.

Corporate Governance Guidelines. Our Board has adopted Corporate Governance Guidelines which govern, among other things, Board member criteria, responsibilities, compensation and education, Board committee composition and charters, Board self-evaluation and management succession. You can access these Corporate Governance Guidelines, along with other materials such as Board committee charters, on our website at www.sun.com/company/cgov/index.jsp.

Standards of Business Conduct. We have adopted Standards of Business Conduct applicable to all of our Board members and employees, including our CEO, chief financial officer (“CFO”), corporate controller and other finance executives. The Standards of Business Conduct constitute a “code of ethics” as defined by applicable SEC rules and a “code of conduct” as defined by applicable NASDAQ rules. The Standards of Business Conduct are available on our website at www.sun.com/company/cgov/standards.jsp. You may also request a printed copy of our Standards of Business Conduct by writing to us at:

Sun Microsystems, Inc.

Attn: Investor Relations

4150 Network Circle, UMPK14-336

Santa Clara, California 95054

or by calling us at (650) 960-1300.

Any waiver of the Standards of Business Conduct pertaining to a member of our Board or one of our executive officers will be disclosed on our website at www.sun.com/company/cgov/waivers.jsp.

Majority Vote Standard and Director Resignation Policy. Our Bylaws and Corporate Governance Guidelines provide for a majority voting standard for the election of directors. Under the majority vote standard, each director must be elected by a majority of the votes cast by the shares present in person or represented by proxy and entitled to vote at an annual or special meeting of our stockholders. A “majority of the votes cast” means that the number of votes cast “for” a candidate for director must exceed the number of votes “against” a director. A plurality voting standard will apply instead of a majority voting standard if:

•	A stockholder has provided us with notice of a nominee for director in accordance with our Bylaws; and

•	That nomination has not been withdrawn as of 20 days before we first deliver proxy materials to stockholders.

Under Delaware law, if an incumbent nominee for director in an uncontested election does not receive the requisite votes for re-election, the director remains in office as a “holdover” director until a successor is elected and qualified. Our Bylaws and Corporate Governance Guidelines include post-election procedures in the event an incumbent director becomes a holdover director, as follows:

•	The CGNC shall make a recommendation to the Board as to whether to accept the previously tendered resignation of the director.

•	Thereafter, the Board will act on the CGNC’s recommendation.

•

Within 90 days from the date the election results are certified, Sun will publicly disclose the Board’s decision and rationale, and, if applicable, the fact that such resignation was tendered and accepted by the Board.

•	The Board expects that a holdover director will not participate in the CGNC’s recommendation or the Board’s decision with respect to his or her resignation.

Performance-Based Stock Awards. In keeping with the commitment to high corporate governance standards, our Board firmly believes in the pay-for-performance philosophy. Accordingly, in addition to variable pay programs, the LDCC has implemented the use of performance-based restricted stock units for senior leaders. These awards represented approximately 50% in value of the total awards granted to our executive officers in fiscal 2009. Please see “Executive Compensation” for more information.

Policy Regarding Stockholder Rights Plan. In May 2006, our Board terminated Sun’s stockholder rights plan and adopted a policy that Sun will submit any future stockholder rights plan (also known as a “poison pill”) to a stockholder vote, subject only to the ability of the Board to act on its own to adopt a rights plan if the Board, exercising its fiduciary duties, determines that under the circumstances then existing, it would be in the best interests of Sun and its stockholders to adopt a poison pill without prior stockholder approval. If the Board adopts such a poison pill, it will expire unless ratified by stockholders within one year of adoption. This policy is contained in our Corporate Governance Guidelines, which are available on our website at www.sun.com/company/cgov/guidelines.jsp.

Stock Ownership Guidelines. Our Stock Ownership Guidelines are designed to align the interests of our executive officers and directors with the interests of our stockholders and further promote our commitment to sound corporate governance. Under the guidelines:

•

Our executive officers must hold an amount of Sun common stock valued at two times their annual base salary (five times in the case of our CEO) by July 28, 2010, in the case of officers who were executive officers at the time the guidelines were adopted in July 2005, or, in the case of executive officers appointed after such date, within five years of obtaining their position.

•	Our directors must:

•

Hold 10,000 shares by July 28, 2010, in the case of directors who were directors at the time the guidelines were adopted in July 2005, or, in the case of directors elected after such date, within five years of obtaining such position.

•

Thereafter, hold a number of shares of Sun common stock having a value of at least $150,000 by August 1, 2012, or, in the case of directors elected after August 1, 2007, within five years of obtaining such position.

If an executive officer or director does not meet the guidelines by the applicable deadline, he or she will be required to retain 25% of the net shares received as the result of the exercise of Sun stock options or the vesting of restricted stock, restricted stock units or performance-based restricted stock units, until the guidelines are met. “Net shares” are those shares that remain after shares are sold or netted to pay the exercise price of stock options and withholding taxes upon the vesting of restricted stock, restricted stock units or performance-based restricted stock units. Our Stock Ownership Guidelines can be found on our website at www.sun.com/company/cgov/ownership.jsp. Please see “Security Ownership of Certain Beneficial Owners and Management” for information regarding the ownership levels of our executive officers and directors as of the Record Date.

Presiding Director. In accordance with the Corporate Governance Guidelines adopted, beginning in fiscal 2007, the independent members of the Board bi-annually elect a Presiding Director from among those members considered independent under the NASDAQ rules. Robert J. Finocchio, Jr. was elected to serve as the Presiding Director for fiscal 2008 and fiscal 2009. Mr. Finocchio was re-elected to serve as Presiding Director for fiscal 2010 and fiscal 2011. Mr. Finocchio’s duties include:

•	Coordinating, developing the agenda for and moderating executive sessions of the Board’s independent directors;

•

Advising the Chairman of the Board as to an appropriate schedule of Board meetings (seeking to ensure that the independent directors can perform their duties responsibly while not interfering with the flow of Sun’s operations);

•	Approving, with the Chairman of the Board, the content of Board meeting agendas;

•

Advising the Chairman of the Board as to the quality, quantity and timeliness of the flow of information from management that is necessary for the independent directors to effectively and responsibly perform their duties;

•	Recommending to the Chairman of the Board the retention of consultants who report directly to the full Board;

•	Acting as the principal liaison between the independent directors and the Chairman of the Board on sensitive issues; and

•	Performing such other duties, as the Board may from time to time delegate to the Presiding Director, to assist the Board in the fulfillment of its responsibilities.

These duties are detailed in our Corporate Governance Guidelines, which are described above.

Mandatory Retirement Age. Our Corporate Governance Guidelines provide for a mandatory retirement age of 75 for directors. When a director reaches that age, the CGNC shall review the continued appropriateness of the director’s Board membership and recommend to the Board whether it should request the director’s resignation.

Separate Chairman and CEO. Although our Board does not have a policy on whether the roles of the CEO and Chairman of the Board should be separate, the positions did separate in April 2006 upon Jonathan Schwartz’s appointment as CEO and Scott McNealy’s retention as Chairman of the Board.

Offer of Director Resignation Upon Job Change. The Corporate Governance Guidelines include a policy that, in the event any director has a principal job change, including retirement, such director shall promptly inform the Board. The CGNC shall review such job change and, after consideration of the continued appropriateness of the director’s Board membership under the new circumstances, determine whether to recommend that the Board request that the director tender his or her resignation.

Joining Outside Boards. Our Board members are frequently invited to serve on the board of directors of other companies. Because such service may present an actual or potential conflict of interest, Sun has adopted a review process before any Board member may accept a new board position.

Committee Responsibilities. Sun has three Board committees: the Audit Committee, the LDCC and the CGNC. Each committee meets regularly and has a written charter approved by the Board. In addition, at each regularly scheduled Board meeting, the chairperson or a member of each committee reports on any significant matters addressed by the committee.

Independence. NASDAQ rules require listed companies to have a board of directors with at least a majority of independent directors. Our Board has determined that ten of our twelve directors are independent under the NASDAQ rules. Our independent directors are: James L. Barksdale, Stephen M. Bennett, Peter L.S. Currie, Robert J. Finocchio, Jr., James H. Greene, Jr., Michael E. Marks, Rahul N. Merchant, Patricia E. Mitchell, M. Kenneth Oshman and P. Anthony Ridder. Our Board limits membership on the Audit Committee, the LDCC and the CGNC to directors who are independent under the NASDAQ rules.

Executive Sessions. At the conclusion of each regularly scheduled Board meeting, Sun’s independent directors meet in executive session without the employee-directors present. The Presiding Director moderates these meetings.

Outside Advisors. The Board and each of its committees may retain outside advisors and consultants of their choosing at Sun’s expense. The Board need not obtain management’s consent to retain outside advisors.

Board Effectiveness. It is important to Sun that our Board and its committees are performing effectively and in the best interests of Sun and its stockholders. The Board performs an annual self-assessment, led by the Presiding Director, to evaluate its effectiveness in fulfilling its obligations.

Succession Planning. Our Board recognizes the importance of effective executive leadership to Sun’s success, and meets at least annually to discuss executive succession planning

Stockholder Communication. Our Board encourages stockholders who are interested in communicating directly with Sun’s independent directors as a group to do so by writing to them in care of the Secretary of Sun. Stockholders can send communications electronically by clicking on “Contact Board of Directors” at our corporate governance website located at www.sun.com/company/cgov/index.jsp or by mail to: Michael A. Dillon, Corporate Secretary, Sun Microsystems, Inc., 4150 Network Circle, Santa Clara, California 95054. Correspondence that is addressed to the independent directors will be reviewed by our general counsel or his designee, who will regularly forward to the independent directors all correspondence that, in the opinion of our general counsel, deals with the functions of the Board or committees thereof or that the general counsel otherwise determines requires their attention. Directors may at any time review a log of all correspondence received by Sun that is addressed to the independent members of the Board and request copies of any such correspondence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of our common stock beneficially owned as of the Record Date by:

•

Each person or group known by Sun, based on filings pursuant to Section 13(d) or (g) under the Exchange Act, to own beneficially more than 5% of the outstanding shares of our common stock as of the Record Date;

•	Each nominee for director;

•	The persons named in the Summary Compensation Table; and

•	All directors and executive officers as a group.

Name	Common Shares Currently Held (a)	Common Shares That May Be Acquired Within 60 Days of October 20, 2009(1) (b)	Total Beneficial Ownership (a)+(b)	Percent of Class(2)
Barclays Global Investors, NA(3) 400 Howard Street San Francisco, CA 94105	37,606,402	—	37,606,402	5.00%
Jonathan I. Schwartz	592,589	1,492,550	2,085,139	*
James L. Barksdale(4)	231,785	13,636	245,421	*
Stephen M. Bennett	14,185	13,636	27,821	*
Peter L.S. Currie	26,685	13,011	39,696	*
Robert J. Finocchio, Jr.	6,685	14,886	21,571	*
John F. Fowler(5)	26,344	276,270	302,614	*
James H. Greene, Jr.	—	7,575	7,575	*
Michael E. Lehman	106,684	125,000	231,684	*
Michael E. Marks	1,685	10,511	12,196	*
Scott G. McNealy(6)	14,179,206	3,132,550	17,311,756	2.30%
Rahul N. Merchant	575	—	575	*
Patricia E. Mitchell	1,685	16,136	17,821	*
Kenneth M. Oshman	584,985	13,636	598,621	*
Gregory M. Papadopoulos	4,205	483,286	487,491	*
P. Anthony Ridder	4,185	13,011	17,196	*
Peter Ryan	—	27,325	128,825	*
All current directors and officers as a group (21 persons)	15,982,312	6,911,079	22,893,391	3.04%

*	Less than one percent.

(1)	Includes shares represented by vested, unexercised options as of the Record Date and options and restricted stock units that are expected to vest within 60 days thereof. These shares are deemed to be outstanding for the purpose of computing the percentage ownership of the person holding the options or restricted stock units, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Based on 753,643,032 shares issued and outstanding on the Record Date.

(3)

Based solely on information provided in a Schedule 13G filed jointly by Barclays Global Investors, NA, Barclays Global Fund Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited and Barclays Global Investors (Deutschland) AG are each a non-U.S. institution in accordance with Section 240.13d-1(b)(1)(ii)(J) of the Investment Advisers Act of 1940. Barclays Global Investors, NA has (i) sole voting power with respect to 18,642,819 shares; and (ii) sole dispositive power with respect to 23,490,311 shares. Barclays Global Fund Advisors has (i) sole voting power with respect to 8,212,932 shares; and (ii) sole dispositive power with respect to 8,259,257 shares. Barclays Global Investors, Ltd. has (i) sole voting power with respect to 3,330,948 shares; and (ii) sole dispositive power with respect to 3,783,687 shares. Barclays Global Investors Japan Limited has (i) sole voting power with respect to 1,517,975 shares; and (ii) sole dispositive power with respect to 1,517,975 shares. Barclays Global Investors Canada Limited has (i) sole voting power with respect to 502,493 shares; and (ii) sole dispositive power with respect to 502,493 shares. Barclays Global Investors Australia Limited has (i) sole voting power with respect to 52,679 shares; and (ii) sole dispositive power with respect to 52,679 shares. Barclays Global Investors (Deutschland) AG has no voting or dispositive power.

(4)	Includes 600 shares held by a charitable remainder trust for which Mr. Barksdale serves as trustee. Mr. Barksdale disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(5)	Includes 2,459 shares held by Mr. Fowler’s wife. Mr. Fowler has sole voting power but no dispositive power with respect to the shares held by him individually.

(6)	Includes (i) 73,270 shares in a trust for which Mr. McNealy and his wife serve as trustees; (ii) 11,262,816 shares held by a trust for which Mr. McNealy serves as a trustee; (iii) 100,700 shares held in a trust for which Mr. McNealy’s father-in-law serves as trustee and of which his children are the beneficiaries (the “Trust Shares”); (iv) 9,648 shares held in California Uniform Transfer to Minors Act accounts for which Mr. McNealy’s wife serves as custodian (the “Children’s Shares”); (v) 383,754 shares held by a charitable foundation, for which Mr. McNealy’s wife serves as president (the “Foundation Shares”); (vi) 1,350,000 shares held in a grantor retained annuity trust for which Mr. McNealy serves as trustee; and (vii) 1,350,000 shares held in a grantor retained annuity trust for which Mr. McNealy’s wife serves as trustee (the “Grantor Annuity Shares”). Mr. McNealy disclaims beneficial ownership of the Trust Shares, the Children’s Shares, the Foundation Shares and the Grantor Annuity Shares.

EXECUTIVE COMPENSATION

Report of the Leadership Development and Compensation Committee

The LDCC, which is composed solely of independent members of the Board, assists the Board in fulfilling its responsibilities with regard to compensation matters, and is responsible under its charter for determining the compensation of Sun’s executive officers. The LDCC has reviewed and discussed the “Compensation Discussion and Analysis” section of this Proxy Statement with management, including our CEO, Jonathan I. Schwartz and our CFO, Michael E. Lehman. Based on this review and discussion, the LDCC recommended to the Board that the “Compensation Discussion and Analysis” section be included in Sun’s 2009 Annual Report on Form 10-K and in this Proxy Statement.

Leadership Development and Compensation Committee

Stephen M. Bennett, Chairman

M. Kenneth Oshman

P. Anthony Ridder

Compensation Discussion and Analysis

Introduction

Sun’s executive compensation programs are designed to effectively link the actions of our executives to business outcomes that drive value for stockholders. In designing these programs, we are guided by three principles:

•

Maintaining a clear link between the achievement of business goals and compensation payout. Executive compensation programs can be an effective means of driving the behavior needed to accomplish our objectives, but only if each executive clearly understands how achievement of predetermined business goals influences his or her compensation.

•

Selecting the right performance measures. Equally important, of course, is the selection of those performance measures. They need to be measurable and linked to both increased stockholder value and Sun’s success over the long term.

•

Sharing information and encouraging feedback. We also believe that focused and clear program design supports transparency for our stockholders. It is important for stockholders to understand the basis for our executives’ compensation, as this provides stockholders insight into our goals and direction and the manner in which company resources are being used to increase stockholder value. We welcome stockholder input on our compensation practices. Over the past several years, we have met with a number of stockholders and incorporated their suggestions into many of our programs.

We are committed to transparency and open disclosure. We hope this information provides insight into the process that we follow in designing and implementing our executive compensation programs.

Objectives of Our Compensation Programs

We believe that executive compensation should be directly linked to continuous improvements in corporate performance and increases in stockholder value. Sun’s executive compensation programs are designed to:

•	Motivate our executives to achieve business goals that drive value for our stockholders;

•	Provide competitive compensation packages that enable Sun to attract and retain highly qualified executives;

•	Reward performance; and

•	Recognize the achievement of both annual and long-term business results.

How We Implement and Manage Our Executive Compensation Programs

Role of Compensation Committee. The LDCC sets Sun’s overall compensation philosophy and reviews and approves our compensation programs, including the specific compensation of our CEO and the members of our executive leadership team, which includes each of our other executive officers named in the Summary Compensation Table for Fiscal 2009. The LDCC,

which has the authority to retain special counsel and other experts, including compensation consultants, has retained Towers Perrin in recent years to support their responsibilities in determining executive compensation and related programs.

Role of Executive Officers and Consultants in Compensation Decisions. While the LDCC determines Sun’s overall compensation philosophy and sets the compensation of our CEO and other executive officers, it looks to its compensation consultant, our CEO, chief human resources officer (“CHRO”) and executive compensation staff to make recommendations with respect to specific compensation decisions. The LDCC, at its own discretion and without management present, meets on occasion with Towers Perrin, its compensation consultant, to review executive compensation matters. The LDCC engages Towers Perrin to provide an independent review of Sun’s executive compensation elements and to value the total amount of compensation awarded to Sun’s executives by the LDCC. The LDCC also utilizes the expertise of Towers Perrin to ensure Sun’s executive compensation program design and values are prudent given the market and each individual’s performance. As part of the annual personnel review and succession planning process, our CEO also provides the Board and the LDCC with his perspective on the performance of Sun’s executive officers, as well as an assessment of his own performance.

The LDCC establishes compensation levels for our CEO in consultation with, and based on the analysis provided by, Towers Perrin. Our CEO is not present during any of the discussions between the LDCC and its consultant regarding his compensation. Based upon his own judgment and experience, our CEO recommends to the LDCC specific compensation amounts for executive officers other than himself. The LDCC makes the ultimate compensation decisions, incorporating both the feedback from its consultant and the CEO. Our CEO and CHRO regularly attend the meetings of the LDCC to provide their perspectives on the competitive landscape and the needs of the business. Members of the LDCC also participate in the Board’s annual review of the CEO’s performance and the setting of annual performance goals.

Determining the Proper Mix of Different Elements of Pay. The principal components of our executive compensation programs are:

•	Fixed Compensation:

•	Base salary; and

•	Severance and retirement benefits.

•	Performance-Based Compensation:

•	Performance-based cash bonuses; and

•	Long-term incentives and performance-based equity awards.

In determining how we allocate an executive’s total compensation package among these various components, we emphasize compensation elements that reward performance against measures that align closely with increases in stockholder value, which underscores our pay-for-performance philosophy. We refer to these performance-based components as “at risk” compensation in contrast to fixed compensation. Accordingly, a significant portion of our executive compensation is at-risk, including the performance-based bonuses and long-term incentives. Our CEO and other executive officers, including each of the named executive officers, have a higher percentage of at-risk compensation (and thus greater upside potential and downside risk) relative to Sun’s other employees. We believe this is appropriate because our executive officers have the greatest influence on Sun’s performance. Equity awards, which for fiscal 2009 consisted of performance-based restricted stock units and time-based restricted stock units, represent the largest component of pay in order to encourage sustained long-term performance and ensure alignment with Sun’s stockholders. In the graphs below we show the emphasis on at-risk or shareholder-aligned compensation through performance-based cash bonuses and long-term incentives compared to base salary.

(1)	Indicates the percentage of total compensation represented by base salary, on-target cash bonus payments and the estimated fair value of equity compensation granted for fiscal 2009. Equity values are based on grant-date value. The “Mix of Pay” chart for the named executive officers includes target compensation for Messrs. Fowler, Papadopoulos and Ryan. Mr. Lehman is not included as he did not receive equity compensation for fiscal 2009.

Determining Total Compensation. We consider a variety of factors when determining executive compensation, including:

•	Market information (as discussed below);

•	Subjective elements, such as the scope of the executive’s role, experience and skills and the individual’s performance during the fiscal year;

•	The performance of Sun;

•	Previous compensation;

•	Importance of retaining the executive for succession planning; and

•	Value of compensation relative to the corresponding objective.

Effect of Individual Performance. While the LDCC takes into consideration subjective elements, such as the executive’s skill set, individual achievements and role with Sun during the fiscal year, our named executive officers’ individual performance is not reviewed by the LDCC in conjunction with pre-established individual performance metrics. Instead, as stated above, the LDCC conducts such an assessment of our CEO, while our CEO proceeds with a similar assessment of the other executive officers. Our CEO then shares his perspectives with the LDCC, but it is the LDCC that ultimately makes compensation decisions for all of Sun’s executive officers, based upon their own collective experience and business judgment.

Effect of Compensation Previously Received on Future Pay Decisions. We consider actual compensation received in determining if our compensation programs are meeting their pay-for-performance and retention objectives. Adjustments to future awards may be considered based on these results. However, the LDCC generally does not reduce compensation plan targets based on compensation received in the past, as we do not want to create a disincentive for exceptional performance.

Competitive Considerations. We strive to compensate our executive officers competitively relative to industry peers. In order to evaluate Sun’s competitive position in the industry, the LDCC retained Towers Perrin to conduct an independent executive compensation review. Towers Perrin created a custom comparator group for Sun, which includes companies with comparable revenue in the hardware, software and technical services industries. Sun ranked approximately at the median of the comparator group in terms of annual sales at the time of the review in April 2008.

The comparator group companies are as follows:

Adobe Systems	Dell	Microsoft
Advanced Micro Devices	eBay	Network Appliance
Apple	Electronic Data Systems	Novell
Applied Materials	EMC	Oracle
BMC Software	Google	Unisys
Cisco Systems	Hewlett-Packard	VMWare
CA	Intel	Yahoo
Computer Sciences Corp.	IBM

The companies included in the comparator group differ from those listed in the indices used to prepare Sun’s stock price performance graph, which can be found in our 2009 Annual Report to Stockholders. The LDCC found, based on input from our CEO, our CHRO and Towers Perrin, that the companies listed in the comparator group more closely represent the labor markets in which Sun competes for executive talent. The competitive market data for the study included a mix of two widely recognized external compensation surveys, as well as data disclosed in the comparator companies’ proxy statements.

Risk Management in Compensation Planning. We believe that Sun’s compensation program for the CEO and executive officer is structured in a way that balances risk and reward, yet mitigates the incentive for excessive risk taking. Through a thoughtful balance of performance vehicles, such as performance-based equity denominated in restricted stock units and the utilization of time-based restricted stock units to directly align the interests of executives and stockholders, there is a meaningful level of performance incentives without excessive leverage. Additionally, through discussions with the CFO, the LDCC gains valuable insight regarding a reasonable range of future performance expectations and we incorporate this information in the design of the funding structures of both the short-term cash bonus plans and the long-term incentive plans. Lastly, through the research and consultation of our compensation consultant, we are able to understand historical and current market practices regarding acceptable levels of pay leverage to help guide our decisions for Sun’s executive compensation programs.

The following chart summarizes the elements of total compensation we utilize, the LDCC’s “benchmark” for the element compared to the peer group, and the reasons we emphasize each form of executive compensation:

Compensation Component	Sun’s Market Reference Point	Reason
Base Salary	Market Average

We believe the market average represents the competitive baseline that must be paid in order to attract and retain the skills and experience necessary for these complex roles. We have chosen to target base salary at the market average, and not higher, as we feel above-market compensation should stem from company performance.

Individual compensation may vary from the reference point based on such factors as performance, skills, experience, and scope of the role relative to peers.

Short-Term Incentive Bonus	Market Average

We have also chosen to target annual incentive awards at market average. However, incentives may vary from this baseline philosophy in certain cases because:

•   it allows us to offer attractive compensation opportunities to individuals with high-demand skill sets while linking pay to the achievement of annual goals, which is important to us because of our focus on innovation; and

•   our historical practice has been to set goals at “stretch” levels.

Actual payments will vary based on performance compared to goals. The target amount of the bonus may change to align the mix of compensation (targeted amount of “at-risk” pay) to reflect changes in job scope, reporting level, individual performance or other items related to the role’s impact on business results.

Long-Term Incentives (“LTI”)	Market Average

We have also chosen to target LTI awards at market average. Again, incentives may vary from this baseline philosophy in certain cases because:

•  it allows us to offer attractive compensation opportunities to individuals with high demand skill sets while linking pay to the achievement of both annual and longer-term goals, which is important to us because of our focus on innovation; and

•   our historical practice has been to set goals at “stretch” levels.

In addition, this provides an attractive opportunity to earn above-market long-term compensation in a manner that is highly aligned with stockholder interests.

Actual compensation will vary based upon stock price performance and achievement relative to the incentive plan targets. The target amount of the LTI awards may change to align the mix of compensation (targeted amount of “at-risk” pay), to reflect changes in job scope, reporting level, performance or other items related to the role’s impact on business results.

Health, Welfare and Retirement Planning Benefits	Competitive

Similar to base salary, we want to ensure health and welfare benefits are provided, yet feel that total compensation above-market should result from business performance and at risk components.

Programs for the named executive officers are substantially the same as for all other eligible employees.

Separation and Change in Control Benefits	Competitive Benefits under the plans are set to what is reasonable with respect to the intent of the program and what is competitive with comparator group practices.

Benefits provide minimum security to officers and employees.

Benefits for separation from service take into account length of service, expected length of time until subsequent employment is secured (except in the case of retirement), expense management, the ability to attract qualified candidates into senior roles, and risk of job loss given Sun’s history of restructurings.

Change in control benefits are structured to support decisions that are in the best interests of stockholders, neutralizing personal concerns and managing related expense.

Other Factors. To further assess the appropriateness of compensation, the LDCC also reviews:

Analysis	Purpose
Pay Mix	To ensure pay at-risk is consistent with philosophy and comparator group practices; a significant majority of pay should be at-risk.
Internal Equity	To understand whether internal pay differences are reasonable and consistent with market practice. The LDCC also considers scope and accountability of the role to assist in determining reasonable differences for internal compensation rates.
Total Compensation Statements	To understand the purpose and amount of each pay component as well as the sum of all remuneration in order to gauge the reasonableness of each element and the total potential expense.
CEO Compensation versus Total Stockholder Return	To ensure that the CEO’s pay is aligned with performance and set appropriately given industry performance and pay rates.
Performance Sensitivity Analysis	To understand potential payments assuming various company performance outcomes.

Timing of Compensation Decisions. Executive compensation is typically reviewed at the LDCC’s April and July meetings in an effort to align compensation changes to the fiscal year. Annual compensation increases are not automatic, and are largely dependent upon Sun’s performance, individual performance and relative pay rates for the industry.

Results of the 2009 Compensation Review. Based on the results of Towers Perrin’s executive compensation review, the overall compensation levels for Sun’s Executive Leadership Team were determined to be competitive on both actual and target (policy) levels. In addition, the target total direct compensation (target total cash compensation plus expected value of long-term incentives) of these executives was determined to be consistent with Sun’s compensation philosophy.

Regarding the compensation components listed above, the base salary and short-term incentive levels are generally in line with Sun’s market reference points. However, the results of the compensation review indicated that the equity compensation for each of the named executive officers was below the market reference point. The resulting compensation decisions for fiscal 2009 based on this review are discussed further below.

Elements of Compensation

While the amount of compensation may differ between our named executive officers, the compensation policies and factors affecting the amounts, as considered by the LDCC, are generally the same for each of our named executive officers, including our CEO. In this section, we discuss the LDCC’s considerations with respect to each element of compensation paid in fiscal 2009. For a discussion of the actual amounts paid to the named executive officers in fiscal 2009, see “Chief Executive Officer Compensation for Fiscal 2009” and “CFO and Other Named Executive Officer Compensation for Fiscal 2009” below.

Base Salary. In establishing base salary levels for fiscal 2009, the LDCC considered, in addition to the executive compensation review, and in its reasoned business judgment, individual performance, position scope, responsibility, experience and the need to retain executive talent in a highly competitive marketplace.

Performance-Based Cash Bonuses. Executive officers, except for Mr. Schwartz, are eligible to participate in Sun’s Section 162(m) Executive Officer Performance-Based Bonus Plan (the “Executive Officer Bonus Plan”), which is a quarterly performance-based cash bonus plan. Mr. Schwartz is eligible for Sun’s Section 162(m) Chief Executive Officer Performance-Based Bonus Plan (the “CEO Bonus Plan”, and together with the Executive Officer Bonus Plan, the “Bonus Plans”) which is an annual performance-based cash bonus plan, discussed separately below. The Bonus Plans link cash incentives to Sun’s performance on short-term financial, operational and strategic measures that we believe are drivers of long-term stockholder value. The Bonus Plans were structured to ensure compliance with Internal Revenue Code (the “Code”) Section 162(m), which provides for compensation tax deductibility for compensation programs that are deemed to be “performance-based”.

Financial Measures for the Bonus Plans. For fiscal 2009, the funding of the Bonus Plans was based on two key measures:

Performance Measure	Why It Is Used	Measurement Basis
Revenue	Revenue growth is an essential component of long-term success and viability and enables future strategic investments.	Generally Accepted Accounting Principles (GAAP)
Operating Income	Generating a return for investors is a priority. Profits allow Sun to re-invest in R&D, operations and people for future success.	GAAP operating income is adjusted to exclude restructuring, in-process R&D, intangible impairment charges, FAS123R and bonus payments under the Bonus Plans. These items are excluded to support long-term decisions.

The revenue and operating income goals were derived from Sun’s internal projections and business plan. The revenue and operating income targets for the Bonus Plans were set equal to Sun’s business plan.

Formulas Used. The formula for determining the bonus awards was as follows:

The CEO Bonus Plan:

•

The CEO Bonus Plan is a performance-funded plan, based on the achievement of the financial measures listed above. The CEO Bonus Plan is measured on an annual basis as we believe this is the appropriate goal horizon for the CEO as related to short-term operational goals.

•

If the threshold level of performance was achieved for either revenue or operating income, each representing 50% of the potential bonus funding, the CEO Bonus Plan would fund, but not be paid, at the maximum amount, or two times the target amount. However, if the CEO Bonus Plan did fund based on the achievement of the financial goals, the LDCC in its sole determination, could then award an amount from zero to two times the target bonus. To guide their decision in awarding a bonus, the LDCC would utilize the following criteria to assess the amount of bonus the CEO should receive:

•	Financial performance;

•	Strategic progress;

•	Marketplace success;

•	Customer satisfaction;

•	Operational execution;

•	Organizational capability and engagement;

•	Long-term shareholder value

The Executive Officer Bonus Plan:

•

To drive increased focus on results, the Executive Officer Bonus Plan is measured on a quarterly basis, providing the opportunity for quarterly bonus payments if the funding criteria are met for a particular fiscal quarter.

For fiscal quarters 1 through 3:

   Executive’s eligible wages

× Executive’s target bonus percentage

× Percentage of annual funding allocated to the quarter

× Bonus Plan funding percentage, based on achievement of target performance measures

= Quarterly Award

For fiscal quarter 4:

   Executive’s eligible wages

× Executive’s target bonus percentage

× Percentage of annual funding allocated to the quarter

× Bonus Plan funding percentage, based on achievement of target performance measures

+ additional funding for annual strategic goals, if applicable

= Quarterly Award

The target performance measures under the Bonus Plans for fiscal 2009 are disclosed below in the “Bonus Plans Results for Fiscal 2009” table. As an added incentive for the fourth quarter of fiscal 2009, there was an additional funding opportunity representing approximately 15% of that quarter’s targeted funding based upon the achievement of annual strategic goals related to market share for particular products and services. We are not disclosing specific details of these annual strategic goals given their competitively sensitive nature. The target level of performance was set at a “stretch” level, but deemed achievable. We ultimately achieved two of the three annual strategic goals, which provided partial funding for the fourth quarter.

Structure of the Bonus Plans.

The CEO Bonus Plan structure is summarized in the table below:

Performance Measure	Funding Range (Minimum – Maximum)
FY09 Revenue (50%)	0 – 200%
FY09 Operating Income (50%)	0 – 200%
Total	0 – 200%

The Executive Officer Bonus Plan structure is summarized in the table below:

FY09 Quarter	% of Annual Funding	Performance Measure	Funding Range (Minimum – Maximum)
Q1	10%	Q1 Operating Income (50%) and Q1 Revenue (50%)	0 – 200%
Q2	30%	Q2 Operating Income (50%) and Q2 Revenue (50%)	0 – 200%
Q3	20%	Q3 Operating Income (50%) and Q3 Revenue (50%)	0 – 200%
Q4	40%	Q4 Operating Income (50%) and Q4 Revenue (50%); plus annual strategic goals	0 – 215% (the standard funding range of 0 – 200% plus the potential additional amount for the annual strategic goals, which equates to 15% of the quarterly funding)
Annual Total	100%		0 – 206% (including the potential adjustments for the annual strategic goals, as noted for Q4, above, which equates to 6% of the annual funding)

Our CEO was eligible for an annual target bonus of 200% of his base salary. Sun’s named executive officers were eligible for annual target bonuses ranging from 85% to 150% of their base salary, while all other executive officers were eligible for annual target bonuses ranging from 45% to 85% of their base salary, depending on their positions.

The target bonus payments were established with the expectation that the total annual target cash compensation (base salary plus on-target bonus amount) for each executive officer was competitive with their peers in the industry.

Bonus Plans Performance Thresholds and Payment Caps. The threshold performance required for the Bonus Plans to fund and the level of performance at which the Bonus Plans funding was capped is as follows:

The CEO Bonus Plan:

•	Operating Income: The threshold for operating income was set at 60% of target performance.

•	Revenue: The threshold for revenue was set at 90% of target performance.

Again, if one or both of the thresholds were achieved, the CEO Bonus Plan would fund, but not be paid, at a maximum amount. This funding, if any, would be available to the LDCC to determine what amount of bonus, if any, should be paid to the CEO for the fiscal year’s results.

The Executive Officer Bonus Plan:

•

Operating Income: For all quarters, the thresholds were set to 40% of target performance for the respective quarter. The Executive Officer Bonus Plan funding was capped at 200% for each quarter of fiscal 2009. With the exception of the fourth quarter of fiscal 2009, potential payments were directly correlated with actual performance, meaning that if operating income performance in any quarter was 70%, the named executive officer was eligible to receive 70% of his target bonus payment. In the fourth quarter of fiscal 2009, the above-target achievement resulted in the modest acceleration of the Executive Officer Bonus Plan funding (i.e., for every additional 7% of above-target performance, the Executive Officer Bonus Plan was funded by an additional 10%).

•

Revenue: The threshold was set at 90% of target performance for all quarters in fiscal 2009. The Executive Officer Bonus Plan funding was capped at 200% for each quarter of fiscal 2009. Potential payments were directly correlated with actual performance, meaning that if revenue performance in any quarter was 90%, the named executive officer was eligible to receive 90% of his target bonus payment. From target achievement to the Executive Officer Bonus Plan funding cap of 200%, above-target amounts were funded based on equal increments of above-target revenue achievement (i.e., for every additional 1% of above-target performance, the Executive Officer Bonus Plan was funded by an additional 10%).

Bonus Plans Results for Fiscal 2009. The actual results from the Bonus Plans in fiscal 2009 are as follows:

The CEO Bonus Plan:

Measure	Threshold	Achievement	Level of Achievement	Funding
Operating Income	$887M	$(160M)	Below Threshold	0%
Revenue	$13B	$11.45B	Below Threshold	0%
Total Annual Funding				0%

The Executive Officer Bonus Plan:

FY09 Quarter	Measure	Target	Achievement	Level of Achievement	Performance/ Quarterly Funding
Q1	Operating Income Revenue	$180.9M $3,213M	$(72M) $2,990M	Below Threshold Below Threshold	46.5%
Q2	Operating Income Revenue	$453M $3,705M	$79M $3,217M	Below Threshold Below Threshold	0%
Q3	Operating Income Revenue	$253.3M $3,427M	$(65M) $2,614M	Below Threshold Below Threshold	0%
Q4	Operating Income Revenue	$557.3M $3,942M	$(105M) $2,630M	Below Threshold Below Threshold	0%
	Annual Strategic Goals	Confidential	Partially Achieved	Above Target (for the two goals achieved)	11.2%
Total Annual Funding					9.2%

While the LDCC may exercise discretion regarding cash bonus awards for the fourth quarter, including discretion relating to each executive officer’s individual performance for the fiscal year, all of the named executive officers, other than the CEO, received cash bonus awards based solely on the formula funding results prescribed by the operating income and revenue performance measures, with no additional discretionary adjustments to ensure compliance with Section 162(m) of the Code. The CEO did not receive a cash bonus award for fiscal 2009.

Other Cash Compensation. The LDCC may award discretionary bonuses in order to recognize outstanding individual performance or assist in the retention of key talent. Pursuant to the agreement entered into between Sun and Mr. Ryan in June 2008, when Mr. Ryan was promoted to the role of Executive Vice President, Global Sales and Services, Mr. Ryan is eligible to receive three retention payments with payment dates to occur on or about July 2008, 2009 and 2010. Mr. Ryan received the July 2008 retention payment in accordance with his agreement. Additionally, the LDCC agreed to provide the July 2009 retention payment six months early to assist Mr. Ryan with upcoming U.K. tax payments. Mr. Ryan requested the payment be accelerated as a result of below target compensation and the inefficiency of liquidating personal investments given current market conditions, which would have otherwise provided the means for the U.K. tax payments. In determining whether to accelerate the retention payment, the LDCC considered Mr. Ryan’s performance and leadership efforts since assuming the role of EVP, Global Sales and Services, as well as the fact that Mr. Ryan’s tax situation was extremely complicated due to his U.K. residency and U.S-based work assignment. No other awards were made in fiscal 2009.

Long-Term Incentives: Options, Performance-Based Restricted Stock Units and Restricted Stock Units. The LDCC provides our executive officers with long-term incentive awards through grants of stock options, performance-based restricted stock units and restricted stock units. Each of these three equity vehicles serves a particular purpose in supporting Sun’s long-term compensation strategy:

Plan	Description	Why It Is Used
Stock Options

•   Stock options provide the opportunity to purchase shares at a fixed price (exercise price), allowing the recipient to benefit from increases in stock price from the date of grant.

•   Options typically have a four-year vesting period to encourage a long-term perspective and to encourage key employees to remain at Sun.

•   All options granted to executive officers to date have an exercise price equal to the fair market value of Sun’s common stock on the date of the grant.

•   Directly align executive and stockholder interests.

•   Provide the opportunity to purchase and maintain an equity interest in Sun and to share in the appreciation of the value of the stock.

•   Represent performance-based and at-risk compensation, because the executive does not receive any benefit unless the stock price rises after the date of grant.

•   Provide a direct incentive for future performance.

Performance-Based Restricted Stock Units (“PRSUs”)

•   For awards to the named executive officers:

•   If threshold performance for the measures are not achieved in the first year following the date of grant of the award, the entire award is forfeited. If threshold performance is achieved, but it is less than target performance, a prorated award will be provided (see “Structure of the PRSU Plan”).

•   Support pay-for-performance philosophy and retention efforts.

•   Link compensation to Sun performance for key financial metrics of growth and profitability.

•   Less dilutive to stockholders than stock options.

•   Provide actual ownership in Sun stock.

Restricted Stock Units (“RSUs”)	• RSUs vest subject to the participant’s continued employment for a specified period.	• Support retention and succession planning. • Provide a direct incentive for future performance. • Useful in recruiting new executives to Sun. • Provide actual ownership in Sun stock.

Determination of Awards. The LDCC is responsible for determining who should receive awards, when the awards should be made, the exercise/purchase price per share and the number of shares to be granted for each award, in accordance with Sun’s Policy with Respect to the Granting of Equity Compensation (as described below). The LDCC considers grants of long-term incentive awards to the named executive officers each fiscal year.

Criteria Considered in Determining the Amount of Equity-Based Compensation Awards. The LDCC considers several factors in its determination as to the amount of equity awards to grant to our named executive officers, including: market practice, projected business needs, the projected impact of stockholder dilution and the associated compensation expense that will be included in our financial statements. Based on these considerations, the LDCC has progressively reduced the number of shares granted under Sun’s equity compensation plans, other than the Sun’s 1990 Employee Stock Purchase Plan, from 33 million in fiscal 2000 (representing a 4.2% annual use of shares as a percentage of common shares outstanding) to

19.1 million in fiscal 2009 (representing 2.7% of common shares outstanding). However, as noted last year, due to the decline in Sun’s stock price, we modestly increased the number of shares granted in fiscal 2009 over fiscal 2008 in an effort to provide a competitive level of equity-based compensation.

Equity Awards Granted in Fiscal 2009. During fiscal 2009, the number of shares subject to equity awards granted to Sun’s executive officers was determined by the LDCC in their subjective review based on the executive compensation review, Sun’s performance and each executive’s individual performance. Performance-based restricted stock units and time-based restricted stock units were the primary long-term incentive vehicles used, and each represented approximately 50% of the recipient’s total long-term incentive award value. The value for each component was estimated according to its fair market value (face value for performance-based and time-based restricted stock units).

PRSU Plan Performance Measures. The performance measures for the performance-based restricted stock units granted in fiscal 2009 included annual revenue and operating income, each representing 50% of the potential funding (the “PRSU Plan”). As previously noted in our discussion of the financial measures for the Bonus Plan, we believe these measures were key determinants of Sun’s financial performance and ability to build long-term stockholder value.

Structure of the PRSU Plan. The PRSU Plan structure is summarized in the table below:

Measure	Performance Range	Funding Range
Operating Income (50%)	80% – 120%	0% – 200%
Revenue (50%)	94% – 103%	0% – 200%
Total		0% – 200%

•

Operating Income: The threshold was set to 80% of target performance for fiscal 2009, equating to an 8% decline over the prior fiscal year which was deemed reasonable due to the economic downturn in calendar year 2008. The funding cap for the PRSU Plan was 120% of target funding. Potential payments were structured such that, at below target performance, the corresponding funding percentage was less than the actual performance percentage (i.e., if the operating income achievement result was 90%, the PRSU Plan funded at 75% of target funding). On-target performance resulted in 100% of target funding. Achievement above the performance target resulted in accelerated funding (i.e., if the operating income achievement result was 110%, the PRSU Plan funded at 150% of target funding).

•

Revenue: The threshold was set to 94% of target performance for fiscal 2009. The performance level at which the PRSU Plan funding was capped was 103%. Potential payments were structured such that, at below target performance, the corresponding funding percentage was less than the actual performance percentage (i.e., if the revenue achievement result was 97%, the PRSU Plan funded at 75% of target funding). On-target performance resulted in 100% of target funding. Achievement above the plan performance target resulted in accelerated funding (i.e., if the revenue achievement result was 101.5%, the PRSU Plan funded at 150% of target funding).

Performance Results for the PRSUs Granted in Fiscal 2009. The performance measure results were as follows:

Measure	Target	Achievement		Level of Achievement	Performance/ Funding
Operating Income	$1.4B	$(160M	)	Below Threshold	0%
Revenue	$14.3B	$11.45B		Below Threshold	0%
Total Funding (% of target award)					0%

The performance for the operating income and revenue goals was below the threshold performance level. Accordingly, the PRSUs were canceled.

Deferred Compensation Plan. The 2005 U.S. Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) is a voluntary, non-tax qualified, deferred compensation plan available to our directors, executive officers, including each of the named executive officers, and other members of our management staff. The Deferred Compensation Plan was adopted by Sun to enable these individuals to save for retirement by deferring a portion of their current compensation. Under the Deferred Compensation Plan, compensation may be deferred until termination or other specified dates chosen by the participants. In addition, deferred amounts may be credited with earnings based on investment choices made available by Sun’s 401(k) Investment Plan Committee for this purpose. Information regarding named executive officer participation in the Deferred Compensation Plan can be found in the “Non-Qualified Deferred Compensation for Fiscal 2009” table and the accompanying narrative.

Severance and Related Benefits. Executive officers, including each of the named executive officers except Mr. Ryan, are eligible to receive benefits under certain conditions in accordance with Sun’s Change of Control Agreement (the “Change of Control Agreement”) and U.S. Vice President Severance Plan (the “Severance Plan”). In the case of Mr. Ryan, a U.K. resident, he is eligible to receive benefits under certain conditions pursuant to the terms of a letter agreement as described in the section “Potential Payments Upon Termination or Change of Control.”

The Change of Control Agreements are intended to (i) support retention and succession planning; (ii) support decisions that are in the best interests of Sun’s stockholders; and (iii) manage related expenses. Should a change of control occur, benefits will be paid after a “double trigger” event as described in “Potential Payments Upon Termination or Change of Control.” Benefits are capped at the amounts prescribed under Sections 280G and 4999 of the Code, and Sun does not provide payments to reimburse its executive officers for additional taxes incurred (gross-ups) in connection with a change of control. Benefit levels have been set to be competitive with comparator group practices.

The Severance Plan is primarily used for retirement transitions, when there is mutual agreement between Sun and the employee to discontinue the employment relationship, a workforce reduction, or if an executive is involuntarily terminated without cause.

To determine the level of benefits to be provided under the Severance Plan, the LDCC considered the circumstances of each type of severance, the impact on stockholders and market practices. The Severance Plan provides for a lump-sum payment shortly after the triggering event.

The benefits are triggered upon separation from employment and, solely in the case of the Change of Control Agreement, for “Good Reason” following a change of control (as described in the sections “Pension Benefits for Fiscal 2009” and “Potential Payments Upon Termination or Change of Control”). This assists with recruiting and retaining executives, whose roles generally tend to be less secure relative to other positions within organizations.

Perquisites. Sun’s executive officer benefit programs are substantially the same as for all other eligible employees, with the exception of a few items noted below:

The CEO is permitted to use corporate leased or chartered aircraft for personal use on a reasonable basis. The LDCC believes that given the time requirements of the CEO role, reasonable personal use of aircraft efficiently maximizes the CEO’s time with personal matters. The LDCC reviews the usage and expense associated with the CEO’s personal use of corporate aircraft on a quarterly basis to ensure usage is appropriate and does not exceed reasonable amounts. Mr. Schwartz did not use corporate leased or chartered aircraft for personal use in fiscal 2009.

Additionally, the CEO is provided with a driver for commuting to and from Sun’s office. This allows the CEO to efficiently use what may otherwise be long commute times for conducting business, and provides added security.

To ensure the security of the CEO and his family, Sun provides a home security system for the CEO’s home.

If incurred, expenses related to the personal use of aircraft and the maintenance of the CEO’s home security systems are imputed as income to the CEO, and the additional tax liabilities are paid by Sun through a gross-up payment.

Each of the named executive officers are provided with reimbursement for an annual physical to help ensure the health and well being of those serving in a corporate leadership capacity.

Mr. Ryan, a resident of the U.K., was on an international assignment program until December, 2008. Consistent with Sun’s executive international assignee policy, Sun provided Mr. Ryan with a housing allowance, a car allowance and relocation support at levels beyond Sun’s standard international assignee policy. Tax equalization was also provided to Mr. Ryan as part of his international assignment program. Sun’s Tax Equalization Policy is designed to provide fair and consistent tax treatment for employees on an international assignment to ensure that such employees will be kept in a similar economic position as if they had remained a Sun employee in their home country. Details on the expenses associated with these benefits are provided in the “All Other Compensation Table for Fiscal 2009.”

Chief Executive Officer Compensation for Fiscal 2009

As previously described, the LDCC believes that CEO compensation should be driven by performance and should be largely at-risk. Accordingly, the majority of our CEO’s target cash compensation for fiscal 2009 was in the form of performance-based cash bonuses. With respect to overall compensation, in an effort to encourage sustained long-term performance and alignment with stockholder interests, the significant majority of our CEO’s total target compensation is provided through awards of performance-based restricted stock units and time-based restricted stock units.

CEO Base Salary. Based on Towers Perrin’s compensation review, and the position of Mr. Schwartz’s salary compared to the market reference point, Mr. Schwartz’s annual base salary was unchanged from the prior fiscal year, remaining at $1 million in fiscal 2009. The LDCC determined that Mr. Schwartz’s base salary will remain unchanged for fiscal 2010. The LDCC based its decision on the updated results of Towers Perrin’s compensation study and in considering Sun’s overall results for fiscal 2009.

CEO Bonus Payments. Mr. Schwartz was eligible for a target annual cash bonus of 200% of his base salary, which could be increased or decreased depending on the achievement of the performance measures described above in the section “Performance-Based Cash Bonuses.”

Based on Sun’s financial performance for fiscal 2009 as described above, no cash bonus payments were made to Mr. Schwartz for fiscal 2009.

CEO Long-Term Incentive Awards. Mr. Schwartz was granted RSUs in July 2008 and PRSUs in August 2008. The number of RSUs (307,700) and PRSUs (307,700) granted to Mr. Schwartz were based upon the comparator group’s equity compensation values and mix of compensation components in accordance with the executive compensation review conducted by Towers Perrin, as well as the LDCC’s estimate of Mr. Schwartz’s potential for future contributions to Sun’s success.

As noted above in “Performance Results for the PRSUs Granted in Fiscal 2009”, the performance thresholds for fiscal 2009 were not met and therefore, the PRSUs were canceled.

CFO and Other Named Executive Officer Compensation for Fiscal 2009

CFO Compensation. Mr. Lehman was re-hired to the position of CFO and Executive Vice President, Corporate Resources in February 2006. At that time, Mr. Lehman’s base salary was set at $700,000, his annual cash bonus target was set at 100% of base salary and he was awarded an option to purchase 125,000 shares and 87,500 restricted stock units, which vest over a three-year period. Mr. Lehman has not received any additional long-term incentive awards since that time. In April 2007, Mr. Lehman’s base salary was increased from $700,000 to $800,000 in recognition of the improvements in Sun’s financial operations, and in an effort to position his total compensation at a more competitive level. Mr. Lehman’s base salary has remained unchanged since April 2007. Mr. Lehman received cash bonuses totaling $73,040 under the Executive Officer Bonus Plan for fiscal 2009.

Named Executive Officer Cash Compensation. Upon reviewing the salaries and annual incentive targets for Messrs. Papadopoulos, Fowler and Ryan, the LDCC determined that their overall cash compensation was appropriately positioned in relation to market rates, and, therefore, none of these executive officers received a salary or target annual cash bonus increase in fiscal 2009. The annual base salaries for each of Messrs. Papadopoulos, Fowler and Ryan remained at $600,000, $575,000 and $541,336, respectively, while their annual cash bonus targets remained at 90%, 85% and 150% of base salary, respectively. Messrs. Papadopoulos, Fowler and Ryan received bonuses totaling $49,302, $44,623, and $74,136, respectively, under the Executive Officer Bonus Plan for fiscal 2009. Mr. Ryan also received two retention payments, as described in the section “Other Cash Compensation” above, in the amount of $325,000.

Named Executive Officer Long-Term Incentive Awards. Messrs. Papadopoulos, Fowler and Ryan were granted RSUs of 88,500, 88,500 and 174,000 shares, respectively, each vesting ratably over four years. They were each granted 88,500, 88,500 and 174,000 PRSUs, respectively, in August 2008. The long-term incentive amounts for Messrs. Papadopoulos, Fowler and Ryan were based on the comparator group’s equity compensation values and mix of compensation components in accordance with the executive compensation review, conducted by Towers Perrin, as well as Mr. Schwartz’s assessment of each individual’s potential contribution to Sun. As noted above in “Performance Results for the PRSUs Granted in Fiscal 2009”, the performance thresholds were not met for fiscal 2009 and therefore, the PRSUs were canceled.

Given Sun’s performance in fiscal 2009, the LDCC believes that the compensation for these named executive officers was appropriate and consistent with our objectives.

Other Compensation Policies

Stock Ownership Guidelines. The LDCC believes that it is in the best interests of stockholders for Sun’s executive officers and directors to own Sun stock. See “Corporate Governance – Stock Ownership Guidelines” for a description of the stock ownership guidelines applicable to Sun’s executive officers, including the names executive officers and directors.

Hedging. We do not permit any employee, including officers or directors, to enter into any derivative or hedging transaction on Sun stock (including short-sales, market options, equity swaps, etc.).

Sun’s Policy with Respect to the Granting of Equity Compensation. Equity awards may be granted by either the LDCC or our CEO. Our CEO only has authority to grant equity awards to employees below the level of Vice President and in an amount not to exceed 12,500 shares per employee. The Board does not grant equity awards, although the LDCC regularly reports its activity, including approvals of awards, to the Board.

Timing of Grants. Equity awards are typically and predominantly made at regularly scheduled, predetermined meetings of the LDCC. These meetings are usually scheduled shortly after the release of quarterly earnings, in which case, financial performance and potentially other material items have already been disclosed publicly, prior to the granting of any awards. On limited occasions, awards may be granted during an interim meeting of the LDCC, which generally are scheduled for the purpose of approving compensation packages for newly hired or promoted executives. The timing of the interim meetings, if they occur, is driven by the activity underscoring the need for the meeting, not the stock price. Awards granted by the CEO occur on the same dates as the regularly scheduled LDCC meetings, except as otherwise required by law with respect to employees outside the U.S. The CEO does not have discretion to determine grant dates.

Stock Option Exercise Price. The exercise price of a stock option (i.e., not an option assumed or granted in relation to an acquisition) is the closing price on NASDAQ on the date of grant, which is the date of the LDCC meeting.

Recovery of Compensation for Restatements and Misconduct. We do not have a general policy regarding the recovery of compensation following a restatement; however, our 2007 Omnibus Incentive Plan provides that:

•

Award agreements under the Plan may require participants to forfeit gains from awards if they breach the terms of any employment agreement, non-competition agreement, agreement prohibiting the solicitation of employees or clients or confidentiality obligation;

•	We may annul an award if a participant is terminated for cause, as that term is defined in the Plan; and

•

If we are required to restate our financial statements as a result of our material non-compliance with financial statement reporting requirements based on misconduct, our CEO, our CFO and certain other participants will be required to reimburse amounts they received pursuant to awards under the Plan during the 12-month period following the original filing of the financial statements.

Additional Tax Considerations

IRC Section 162m. The LDCC considers the implications of Section 162(m) of the Code in setting and determining executive compensation. Section 162(m) precludes a public corporation from taking an income tax deduction on its corporate income tax return for individual compensation in excess of $1 million for its chief executive officer or any of its three other highest compensated officers (based upon recent IRS interpretations). This section also provides for certain exemptions to this limitation, specifically compensation that is performance-based within the meaning of Section 162(m).

In order to qualify certain forms of equity-based compensation, such as stock options and performance-based restricted stock units, as performance-based compensation, amendments to the 1990 Long-Term Equity Incentive Plan were submitted to and approved by our stockholders at our 1994 annual meeting and the 2007 Omnibus Incentive Plan is structured to provide Section 162(m) qualification to stock options and other forms of performance-based awards.

Additionally, with respect to bonuses granted by the LDCC to executive officers, the LDCC approved the Bonus Plan to qualify under Section 162(m). Our stockholders initially approved the Bonus Plan at our 2001 annual meeting. Periodically, the Bonus Plan must be re-qualified by submitting it to our stockholders for approval. The Bonus Plan was submitted to and re-approved by our stockholders at the 2006 annual meeting.

The LDCC, however, reserves the right to award compensation to our executive officers in the future that may not qualify as deductible compensation under Section 162(m). The LDCC will, however, continue to consider all elements of the cost to Sun of providing such compensation, including the potential impact of Section 162(m).

IRC Section 409A. Sun has reviewed its compensation programs that are subject to Section 409A of the Code and has, and will continue to, ensure compliance with this tax rule. Compensation programs are structured in accordance with Section 409A to ensure tax-efficient use of Sun’s resources.

Summary Compensation Table for Fiscal 2009

The following table provides information regarding the compensation and benefits earned during fiscal 2009 by:

•	Our CEO;

•	Our CFO; and

•	The three other most highly compensated individuals who were serving as executive officers of Sun at the end of fiscal 2009.

We refer to these individuals as our named executive officers. For more information, please refer to “Compensation Discussion and Analysis,” as well as “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards in Last Fiscal Year.”

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)		Change in Pension Value ($)(4)	All Other Compensation ($)(5)	Total ($)
Jonathan I. Schwartz	FY09	$1,000,000		—		$2,010,775	$3,099,637	—		$20,905	$54,659	$6,185,976
Chief Executive Officer and President	FY08	$1,000,000		—		$2,306,385	$3,275,289	$1,043,000		$18,833	$58,366	$7,701,873
	FY07	$1,000,000		—		$7,582,647	$2,776,603	$2,507,000		$20,559	$246,569	$14,133,378
Michael E. Lehman	FY09	$800,000		—		$325,323	$229,131	$73,040		—	$7,762	$1,435,256
Chief Financial Officer and Executive Vice President, Corporate Resources	FY08	$800,000		—		$902,147	$396,566	$417,200		$1,208,000	$6,608	$3,730,521
	FY07	$716,667		—		$315,683	$479,602	$919,100		$122,000	$9,454	$2,562,506
John F. Fowler(6)	FY09	$575,000		—		$420,598	$672,167	$44,623		$37,371	$6,800	$1,756,559
Executive Vice President, Systems Group	FY08	$575,000		—		$295,119	$675,106	$254,884		$31,663	$6,800	$1,838,572
Gregory M. Papadopoulos	FY09	$600,000		—		$530,434	$741,693	$49,302		$73,647	$5,720	$2,000,796
Executive Vice President, Research and Development and Chief Technology Officer	FY08	$600,000		—		$479,428	$965,230	$281,610		$60,072	$6,800	$2,393,140
	FY07	$600,000		—		$554,353	$818,947	$676,890		$51,143	$8,431	$2,709,764
Peter Ryan(6)(7)	FY09	$541,337	(8)	$705,640	(9)	$521,255	$96,884	$74,136	(10)	—	$444,089	$2,383,341
Executive Vice President, Global Sales and Services	FY08	$489,281		—		$203,228	$84,336	$277,834		—	$624,242	$1,678,92

(1)	Each of the named executive officers, with the exception of Mr. Ryan, also contributed a portion of his salary and other compensation to Sun’s 401(k) Plan. Mr. Ryan contributed a portion of his salary and other compensation to the Sun Limited Retirement and Death Benefits Scheme (the “UK Retirement Scheme”), which is available to all of the employees in Sun Microsystems Limited, our U.K. subsidiary.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2009, in compliance with FAS 123R, for stock options, restricted stock, restricted stock units and performance-based restricted stock units granted in fiscal 2004 through 2009, to the extent they vested in fiscal 2009. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information, refer to Note 14 of the Notes to Consolidated Financial Statements in our Form 10-K. These amounts reflect Sun’s accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executive officers with respect to these awards. See the “Grants of Plan-Based Awards in Fiscal 2009” Table for information on awards made in fiscal 2009.

(3)	Reflects amounts earned under Sun’s 162(m) Executive Officer Performance-Based Bonus Plan (the “Bonus Plan”) in fiscal 2009.

(4)	Except in the case of Mr. Ryan, the amounts in this column represent solely the increase from fiscal 2008 to fiscal 2009 in the actuarial present value of the named executive officer’s accumulated benefit under Sun’s U.S. Vice President Severance Plan (the “Severance Plan”). Mr. Ryan is not eligible to participate in the Severance Plan because he is a British citizen. All such increases are measured from the plan measurement date used for financial reporting purposes in our 2008 financial statements to the plan measurement date used for financial reporting purposes in our 2009 financial statements. Please see “Pension Benefits Table for Fiscal 2009” and “Potential Payments Upon Termination or Change-in-Control” for more information.

(5)	Details regarding the various amounts included in this column are provided in the following table entitled “All Other Compensation Table for Fiscal 2009.”

(6)	Compensation for Messrs. Fowler and Ryan is only included for fiscal 2008 and fiscal 2009, as neither Mr. Fowler nor Mr. Ryan were named executive officers during fiscal 2007.

(7)	Amounts for Mr. Ryan were paid in Pounds Sterling and converted to U.S. Dollars using the exchange rate reported in the Wall Street Journal on the last trading day of fiscal 2009. According to the Wall Street Journal, the conversion rate of Pounds Sterling to U.S. Dollars on June 30, 2009 (the last trading day of fiscal 2009) was 1.6454:1.

(8)	Mr. Ryan began a U.S.-based assignment on July 1, 2007, which ended on December 1, 2008. Pursuant to Sun’s International Assignment Tax Equalization Policy (the “Tax Equalization Policy”), Mr. Ryan agreed to a reduction of his salary based on an estimated hypothetical tax. The estimated hypothetical tax is an amount which approximates Mr. Ryan’s periodic estimated tax deductions calculated with reference to compensation, benefits, deductions and credits otherwise available to Mr. Ryan had he remained in the U.K. The estimated hypothetical tax adjustment related to base salary for Mr. Ryan while on U.S.-based assignment for fiscal 2009 was $101,147. As a result, Mr. Ryan’s base salary was reduced by $101,147, resulting in the actual payment of an aggregate of $412,890 for base salary in fiscal 2009.

(9)	Represents (i) Mr. Ryan’s fiscal 2009 retention bonus of $325,000; (ii) an additional $55,640 paid to Mr. Ryan in connection with a foreign currency exchange rate fluctuation resulting from the delay of payment of Mr. Ryan’s fiscal 2009 retention bonus; and (iii) Mr. Ryan’s fiscal 2010 retention bonus of $325,000, payment of which was accelerated by the LDCC in January 2009. Pursuant to the Tax Equalization Policy, the estimated hypothetical tax adjustment related to amounts paid to Mr. Ryan for the fiscal 2009 retention bonus while on U.S.-based assignment for fiscal 2009 was $128,962. As a result, Mr. Ryan’s compensation related to such amounts was reduced by $128,962, resulting in the actual payment of an aggregate of $576,678 for amounts earned pursuant to the fiscal 2009 retention bonus.

(10)	Pursuant to the Tax Equalization Policy, the estimated hypothetical tax adjustment related to amounts earned by Mr. Ryan while on U.S.-based assignment for fiscal 2009 pursuant to the Bonus Plan was $16,667. As a result, Mr. Ryan’s compensation related to such amounts was reduced by $16,667, resulting in the actual payment of an aggregate of $57,469 for amounts earned pursuant to the Bonus Plan in fiscal 2009.

All Other Compensation Table for Fiscal 2009

The components of the amounts shown in the “All Other Compensation” column of the Summary Compensation Table for Fiscal 2009 are displayed in detail in the following table.

Name	Year	Personal Use of Aircraft ($)(1)	Home Security System ($)	Car and Driver/ Car Allowance ($)(2)		Housing and Relocation ($)(3)	Tax Gross-Up Payments ($)(4)	401(k) Plan or UK Retirement Scheme Contributions ($)(5)		Other ($)(6)	Total ($)
Jonathan I. Schwartz	FY09	—	—	$46,959		—	—	$7,800		—	$54,759
	FY08	—	—	52,066		—	—	6,300		—	58,366
	FY07	94,271	48,821	47,197		—	48,518	7,762		—	246,569
Michael E. Lehman	FY09	—	—	—		—	—	7,762		—	7,762
	FY08	—	—	—		—	—	6,608		—	6,608
	FY07	—	—	—		—	—	9,454		—	9,454
John F. Fowler(7)	FY09	—	—	—		—	—	6,800			6,800
	FY08	—	—	—		—	—	6,800		—	6,800
Gregory M. Papadopoulos	FY09	117	—	—		—	65	5,538		—	5,720
	FY08	—	—	—		—	—	6,800		—	6,800
	FY07	—	—	—		—	—	8,431		—	8,431
Peter Ryan(7)	FY09	—	—	20,413	(8)	115,300	264,569	43,307		500	444,089
	FY08	—	—	25,232	(8)	143,988	402,501	48,508	(8)	4,013	624,242

(1)	The value of personal aircraft usage was determined based upon its incremental cost to Sun, including: (i) hourly fees, related fuel expenses, other miscellaneous expenses and taxes paid to NetJets; and (ii) an estimate of the cost to Sun of the disallowance of corporate tax deductions for personal aircraft usage.

(2)	Represents (i) the cost of a car and driver to transport Mr. Schwartz to and from work for security and efficiency reasons, as required by Sun and (ii) a monthly car allowance paid to Mr. Ryan.

(3)	Represents a housing allowance of $5,500 per month and a utility allowance of $200 per month paid to Mr. Ryan. Also represents an aggregate of $86,800 in expenses related to Mr. Ryan’s relocation as a result of his U.S.-based assignment, including relocation fees, fees related to the early termination of Mr. Ryan’s lease in the U.S., resettlement and destination fees, shipping fees, temporary living expenses and relocation travel.

(4)	Represents tax gross-up payments relating to the income imputed to (i) Mr. Schwartz in connection with his personal use of corporate aircraft and the cost of installation of his home security system; (ii) Mr. Papadopoulos in connection with his personal use of corporate aircraft; and (iii) Mr. Ryan in connection with his U.S.-based assignment.

(5)	Except for Mr. Ryan, represents 401(k) matching contributions, which are available to all of our regular employees who are on our U.S. payroll. For Mr. Ryan, represents contributions by Sun to the UK Retirement Scheme.

(6)	Represents additional compensation related to Mr. Ryan’s U.S.-based assignment, including insurance services, tax preparation services and certain U.K. taxes reimbursable by Sun.

(7)	Compensation data for Messrs. Fowler and Ryan is only included for fiscal 2008 and fiscal 2009, as neither Mr. Fowler nor Mr. Ryan were named executive officers during fiscal 2007.

(8)	Amounts for Mr. Ryan were paid in Pounds Sterling and converted to U.S. Dollars using the exchange rate reported in the Wall Street Journal on the last trading day of fiscal 2009. According to the Wall Street Journal, the conversion rate of Pounds Sterling to U.S. Dollars on June 30, 2009 (the last trading day of fiscal 2009) was 1.6454:1.

Grants of Plan-Based Awards in Fiscal 2009

The following table sets forth certain information regarding grants of plan-based awards to each of our named executive officers during fiscal 2009. For more information, please refer to “Compensation Discussion and Analysis.”

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Type	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Actual Payouts Under Non- Equity Incentive Plan Awards ($)(2)	Threshold (#)	Target (#)	Maximum (#)	Actual Payouts Under Equity Incentive Plan Awards		All Other Stock Awards: Number of Securities Underlying Options (#)		All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value ($)(3)
Jonathan I. Schwartz	PRSU	08/29/08	—	—	—	—	—	307,700	615,400	0	(4)	—		—	—	$2,768,992
	RSU	07/30/08	—	—	—	—	—	—	—	—		307,700	(5)	—	—	3,159,770
	FY09	—	$0	$2,000,000	$4,000,000	$0	—	—	—	—		—		—	—	—
	Total:		0	2,000,000	4,000,000	0	0	307,700	615,400	0		307,700		0	0	5,928,762
Michael E. Lehman	Q1 Bonus	—	52,400	80,000	160,000	37,200	—	—	—	—		—		—	—	—
	Q2 Bonus	—	157,200	240,000	480,000	—	—	—	—	—		—		—	—	—
	Q3 Bonus	—	104,800	160,000	320,000	—	—	—	—	—		—		—	—	—
	Q4 Bonus	—	209,600	320,000	640,000	35,840	—	—	—	—		—		—	—	—
	Total:		524,000	800,000	1,600,000	73,040	0	0	0	0		0		0	0	0
John J. Fowler	PRSU	08/29/08	—	—	—	—	—	88,500	177,000	0	(4)	—		—	—	796,412
	RSU	07/30/08	—	—	—	—	—	—	—	—		88,500	(5)	—	—	908,807
	Q1 Bonus	—	32,013	48,875	97,750	22,727	—	—	—	—		—		—	—	—
	Q2 Bonus	—	96,039	146,625	293,250	—	—	—	—	—		—		—	—	—
	Q3 Bonus	—	64,026	97,750	195,500	—	—	—	—	—		—		—	—	—
	Q4 Bonus	—	128,053	195,500	391,000	21,896	—	—	—	—		—		—	—	—
	Total:		320,131	488,750	977,500	44,623		88,500	177,000	0		88,500		0	0	1,705,219
Gregory M. Papadopoulos	PRSU	08/29/08	—	—	—	—	—	88,500	177,000	0	(4)	—		—	—	796,412
	RSU	07/30/08	—	—	—	—	—	—	—	—		88,500	(5)	—	—	908,807
	Q1 Bonus	—	35,370	54,000	108,000	25,110	—	—	—	—		—		—	—	—
	Q2 Bonus	—	106,110	162,000	324,000	—	—	—	—	—		—		—	—	—
	Q3 Bonus	—	70,740	108,000	216,000	—	—	—	—	—		—		—	—	—
	Q4 Bonus	—	141,480	216,000	432,000	24,192	—	—	—	—		—		—	—	—
	Total:		353,700	540,000	1,080,000	49,302	0	88,500	177,000	0		88,500		0	0	1,705,219
Peter Ryan(6)	PRSU	08/29/08	—	—	—	—	—	174,000	348,000	0	(4)	—		—	—	1,565,826
	RSU	07/3008	—	—	—	—	—	—	—	—		174,000	(5)	—	—	1,786,806
	Q1 Bonus	—	87,513	81,200	162,401	37,759	—	—	—	—		—		—	—	—
	Q2 Bonus	—	262,538	243,601	487,203	—	—	—	—	—		—		—	—	—
	Q3 Bonus	—	175,026	162,401	324,802	—	—	—	—	—		—		—	—	—
	Q4 Bonus	—	350,051	324,802	649,604	36,378	—	—	—	—		—		—	—	—
	Total:		$875,128	$812,005	$1,624,010	$74,137	0	174,000	348,000	0		174,000		0	0	$3,352,632

(1)	The amounts in these columns reflect possible payouts with respect to each quarter in fiscal 2009 under the Bonus Plan.

(2)	The amounts in this column reflect the actual payouts on an annual or quarterly basis, as applicable, in fiscal 2009 under the Bonus Plan. These amounts were paid within two months of the end of each quarter, and the total payout is reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table for fiscal 2009.

(3)	The amounts in this column represent the market value of restricted stock units and performance-based restricted stock units, calculated in accordance with FAS 123R, which is calculated by multiplying (x) the fair market value of our common stock on the date of grant less the per share purchase price by (y) the number of units awarded.

(4)	This is a performance-based restricted stock unit (“PRSU”) award. Because the performance conditions were not satisfied the PRSU was forfeited.

(5)	This is a restricted stock award that vests as to 25% annually on each anniversary of the date of grant.

(6)	Amounts for Mr. Ryan were paid in Pounds Sterling and converted to U.S. Dollars using the exchange rate reported in the Wall Street Journal on the last trading day of fiscal 2009. According to the Wall Street Journal, the conversion rate of Pounds Sterling to U.S. Dollars on June 30, 2009 (the last trading day of fiscal 2009) was 1.6454:1.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

Except in the case of Mr. Ryan, we have not entered into employment agreements with any of the named executive officers. Each of the named executive officers is an at-will employee, except for Mr. Ryan. Although Mr. Ryan was on a U.S.-based assignment for part of fiscal 2009, as an employee of our U.K. subsidiary, Mr. Ryan is subject to the Sun Microsystems Ltd. Written Statement of Terms and Conditions of Employment (the “U.K. Employment Terms”). The U.K. Employment Terms require either party to give at least one month’s written notice of termination to the other party or such greater length of notice by Sun to Mr. Ryan as required by statute depending on the length of Mr. Ryan’s service.

Performance-Based Vesting Conditions

Please refer to “Compensation Discussion and Analysis — Elements of Compensation — Performance-Based Cash Bonuses” and “— Performance for the PRSUs Granted in Fiscal 2009” for a discussion of performance measures applicable to the Bonus Plan and the performance-based restricted stock units granted during fiscal 2009.

Outstanding Equity Awards At Fiscal 2009 End

The following table provides information on the current holdings of stock options, restricted stock awards, restricted stock unit awards and performance-based restricted stock unit awards by our named executive officers as of June 30, 2009. This table includes unexercised and unvested stock options, unvested restricted stock awards and restricted stock units, as well as performance-based restricted stock units with performance conditions that had not yet been satisfied. The market value of the shares set forth under the “Stock Awards” column was determined by multiplying the number of unvested or unearned shares by the fair market value of our common stock on June 30, 2009, the last trading day of fiscal 2009.

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)		Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Equity Incentive Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jonathan I. Schwartz	04/12/00	17,500		—	—	$160.0000	04/12/10	07/28/05	6,250	(2)	$57,625	—		$0
	06/13/00	7,500		—	—	180.1252	06/13/10	09/29/06	—		—	50,000	(3)	461,000
	04/18/01	50,000		—	—	74.3200	04/18/11	09/04/07	—		—	49,500	(4)	456,390
	11/07/01	18,750		—	—	50.3600	11/07/11	07/30/08	—		—	307,700	(5)	2,836,994
	11/07/01	18,750		—	—	50.3600	11/07/11	08/29/08	—		—	307,700	(6)	2,836,994
	03/19/02	50		—	—	36.5600	03/19/12	—	—		—	—		—
	05/02/02	50,000		—	—	25.8000	05/02/12	—	—		—	—		—
	07/25/02	75,000		—	—	14.8000	07/25/12	—	—		—	—		—
	07/23/03	120,000		—	—	15.4000	07/23/13	—	—		—	—		—
	04/30/04	250,000		—	—	15.6000	04/30/14	—	—		—	—		—
	07/29/04	160,000		40,000	—	15.1600	07/29/14	—	—		—	—		—
	07/28/05	135,000		9,000	—	15.4000	07/28/15	—	—		—	—		—
	04/27/06	300,000		200,000	—	19.8000	04/27/16	—	—		—	—		—
	07/31/07	100,000		400,000	—	20.4000	07/31/17	—	—		—	—		—
	Total:	1,307,550		730,000	0				6,250		57,625	714,900		6,591,378
Michael E. Lehman	02/22/06	125,000	(7)	0	—	17.2000	02/22/16	—	—		—	—		—
	Total:	125,000		0	0				0		0	0		0
John F. Fowler	09/27/01	2,500		—	—	31.6400	09/27/09	07/28/05	2,062	(2)	19,012	—		—
	11/07/01	6,250		—	—	50.3600	11/07/09	07/27/06	—		—	18,750	(8)	172,875
	11/07/01	6,250		—	—	50.3600	11/07/09	09/04/07	—		—	10,828	(4)	99,834
	03/19/02	50		—	—	36.5600	03/19/10	07/30/08	—		—	88,500	(5)	815,970
	03/19/02	1,250		—	—	36.5600	03/19/10	08/29/08	—		—	88,500	(6)	815,970
	07/25/02	2,000		—	—	14.8000	07/25/10	—	—		—	—		—
	07/25/02	6,720		—	—	14.8000	07/25/10	—	—		—	—		—
	05/21/03	7,500		—	—	16.8000	05/21/11	—	—		—	—		—
	11/13/03	6,250		—	—	16.8320	11/13/11	—	—		—	—		—
	07/29/04	60,000		15,000	—	15.1600	07/29/12	—	—		—	—		—
	07/28/05	45,000		30,000	—	15.4000	07/28/13	—	—		—	—		—
	07/27/06	50,000		75,000	—	17.0400	07/27/14	—	—		—	—		—
	07/31/07	21,250		85,000	—	20.4000	07/31/15	—	—		—	—		—
	Total:	215,020		205,000	0				2,062		19,012	206,578		1,904,649

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)		Equity Incentive Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gregory M. Papadopoulos	04/12/00	12,919	—		—	160.0000	04/12/10	07/27/05	2,062	(2)	19,012	—		—
	04/18/01	27,921	—		—	74.3200	04/18/11	07/27/06	—		—	31,250	(8)	288,125
	11/07/01	9,802	—		—	50.3600	11/07/11	09/04/07	—		—	13,922	(4)	128,361
	11/07/01	11,196	—		—	50.3600	11/07/11	07/30/08	—		—	88,500	(5)	815,970
	03/19/02	31	—		—	36.5600	03/19/12	08/29/08	—		—	88,500	(6)	815,970
	05/02/02	31,743	—		—	25.8000	05/02/12	—	—		—	—		—
	07/25/02	9,886	—		—	14.8000	07/25/12	—	—		—	—		—
	07/23/03	99,788	—		—	15.4000	07/23/13	—	—		—	—		—
	07/29/04	80,000	20,000		—	15.1600	07/29/14	—	—		—	—		—
	07/28/05	45,000	30,000		—	15.4000	07/28/15	—	—		—	—		—
	07/27/06	50,000	75,000		—	17.0400	07/27/16	—	—		—	—		—
	07/31/07	22,500	90,000		—	20.4000	07/31/17	—	—		—	—		—
	Total:	400,786	215,000		0				2,062		19,012	222,172		2,048,426
Peter Ryan	07/27/06	10,000	10,000		—	17.0400	07/27/14	07/27/06	—		—	6,250	(10)	57,625
	11/02/06	5,250	7,875		—	21.3200	11/02/14	11/02/06	—		—	2,812	(11)	25,927
	11/14/07	3,881	11,644	(9)	—	20.0000	11/14/15	11/14/07	—		—	5,063	(12)	46,881
	—	—	—		—	—	—	07/30/08	—		—	174,000	(5)	1,604,280
	—	—	—		—	—	—	08/29/08	—		—	174,000	(6)	1,604,280
	Total:	19,131	29,519		0							362,125		3,338,793

(1)	Unless otherwise indicated, the total shares subject to these stock options vest at a rate of 20% per year over five years from the date of grant, subject to the named executive officer’s continued employment with Sun.

(2)	The unvested shares subject to these restricted stock awards vested on July 28, 2009.

(3)	The unvested shares subject to these performance-based restricted stock units vest on April 27, 2010, subject to the named executive officer’s continued employment with Sun.

(4)	The unvested shares subject to these performance-based restricted stock units vest (or vested) as follows: 33% on July 30, 2009, 2010 and 2011, subject to the named executive officer’s continued employment with Sun.

(5)	The unvested shares subject to these restricted stock units vest (or vested) as follows: 25% on July 30, 2009, 2010, 2011 and 2012, subject to the named executive officer’s continued employment with Sun.

(6)	Because the performance conditions were not satisfied these performance-based restricted stock units were forfeited.

(7)	The shares subject to these options have fully vested.

(8)	The unvested shares subject to these performance-based restricted stock units vest (or vested) as follows: 50% vests on each of July 27, 2009 and 2010, subject to the named executive officer’s continued employment with Sun.

(9)	The unvested shares subject to this stock option vest (or vested) as follows: 33% on July 27, 2008, 2009 and 2010, subject to the named executive officer’s continued employment with Sun.

(10)	The unvested shares subject to these restricted stock units vest on July 27, 2011, subject to the named executive officer’s continued employment with Sun.

(11)	The unvested shares subject to these restricted stock units vest on November 2, 2011, subject to the named executive officer’s continued employment with Sun.

(12)	The unvested shares subject to these performance-based restricted stock units vest (or vested) as follows: 33% on November 14, 2009, 2010 and 2011, subject to the named executive officer’s continued employment with Sun.

Option Exercises and Stock Vested for Fiscal 2009

The following table sets forth the number of shares acquired and the value realized upon the exercise of stock options and the vesting of restricted stock awards, restricted stock units and performance-based restricted stock units during fiscal 2009 by each of the named executive officers.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jonathan I. Schwartz	—	$—	72,750	$694,824
Michael E. Lehman	—	—	43,750	211,632
John F. Fowler	—	—	15,047	156,560
Gregory M. Papadopoulos	—	—	22,328	232,739
Peter Ryan	—	—	10,750	57,653

(1)	Value realized on vesting is based on the fair market value of our common stock on the vesting date and does not necessarily reflect the proceeds actually received by the named executive officer.

Pension Benefits for Fiscal 2009

The following table provides information concerning retirement plan benefits for each of our named executive officers and Mr. McNealy under Sun’s U.S. Vice President Severance Plan (the “Severance Plan”). For additional information regarding other benefits provided upon retirement of the named executive officers and Mr. McNealy, please refer to “Potential Payments Upon Termination or Change of Control.”

Name	Plan Name(1)	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)(3)	Payments During Last Fiscal Year ($)
Jonathan I. Schwartz	Sun Microsystems, Inc. U.S. Vice President Severance Plan	19.5	$134,839	$—
Michael E. Lehman	Sun Microsystems, Inc. U.S. Vice President Severance Plan	17.7	1,208,000	—
John F. Fowler	Sun Microsystems, Inc. U.S. Vice President Severance Plan	18.9	213,238	—
Gregory M. Papadopoulos	Sun Microsystems, Inc. U.S. Vice President Severance Plan	14.8	371,829	—
Peter Ryan(4)	—	—	—	—
Scott G. McNealy	Sun Microsystems, Inc. U.S. Vice President Severance Plan	27.3	1,395,607	—

(1)	Each of our named executive officers, except Mr. Ryan, participates in our Severance Plan, which provides for a lump-sum payment to the officer upon retirement from Sun.

(2)	Represents the number of years of service credited to the participant under the respective plan, computed as of the same pension plan measurement date used for financial statement purposes pursuant to our 2009 audited financial statements. Mr. Schwartz’s years of service include credit for his four years of service at Lighthouse Design, where he worked prior to Sun’s acquisition of that company in 1996. Mr. Lehman’s years of service reflect credit for his service with Sun prior to his re-hiring in February 2006.

(3)	Pursuant to the requirements of the SEC, amounts represent the actuarial present value of the named executive officer’s accumulated benefit under the applicable plan, computed as of the same pension plan measurement date used for financial statement reporting purposes with respect to our fiscal 2009 audited financial statements.

(4)	Mr. Ryan is not eligible to participate in the Severance Plan because he is a British citizen.

Narrative Disclosure to Pension Benefits Table

Under the Severance Plan, which is not a conventional defined benefit plan, the current named executive officers are entitled to retirement benefits, subject to certain exceptions, when (i) they are at least 55 years of age; (ii) they have at least five full years of service; and (iii) their age plus their years of service equal at least 65 (collectively, “Retirement”). Benefits are paid in one lump sum with the first payroll of the seventh month from the participant’s termination of service, conditioned upon the execution of a release and waiver agreement and include the following Retirement benefits.

•	A payment composed of 40 weeks of Pay (as defined below) and COBRA premiums;

•	A payment composed of four weeks of Pay and COBRA premiums for each Year of Service (as defined below), subject to a maximum number of 32 weeks of Pay and COBRA premiums; and

•	15 months of acceleration of vesting of outstanding stock options.

“Pay” is defined as base salary, not including bonuses or other non-base compensation. A “Year of Service” for purposes of the Severance Plan means a full or partial year of service at Sun prior to the employment termination date. For rehired employees, prior service at Sun will be counted if the prior service period exceeded the period when the executive was not employed by Sun. Years of Service generally include up to seven years of service credit for service with a predecessor employer that was acquired by Sun.

Other than Mr. Lehman, none of the participating named executive officers nor Mr. McNealy were eligible to receive Retirement benefits on June 30, 2009 because they did not satisfy the “normal retirement age” criteria as of such date.

Non-Qualified Deferred Compensation for Fiscal 2009

The following table sets forth information regarding the participation by the named executive officers in Sun’s 2005 U.S. Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan”) during fiscal 2009 and at fiscal year end.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at FYE ($)
Jonathan I. Schwartz	$—	$—	$(83,277)	$22,248	$208,667
Michael E. Lehman	—	—	—	—	—
John F. Fowler	—	—	—	—	—
Gregory M. Papadopoulos	—	—	(89,685)	—	286,939
Peter Ryan(1)	—	—	—	—	—

(1)	Since Mr. Ryan is a British citizen, he is not eligible to participate in Sun’s Deferred Compensation Plans.

Narrative Disclosure to Non-Qualified Deferred Compensation Table

The Deferred Compensation Plan allows the participating named executive officers to defer up to 60% of their annual base salary, 75% of their annual or quarterly cash bonuses and 100% of any retention award. The Deferred Compensation Plan also allows the participating members of the Board to defer up to 100% of their annual retainer.

Upon enrollment, participants select from a number of publicly available investment choices selected by Sun’s 401(k) Investment/Administrative Committee for this purpose, and the investment performance of the selected funds, net of fees, is thereafter credited to the participant’s account. Investment choices may be changed daily.

Participants can elect upon enrollment to receive up to one pre-retirement distribution per year beginning in the third year of plan participation. Although pre-retirement distributions can subsequently be postponed one time (subject to conditions) or canceled, participants cannot elect any additional pre-retirement distributions after initial enrollment, except in limited circumstances.

Benefits are generally payable to participants upon termination of employment either in a lump sum, in a series of annual payments (up to five years, in the case of termination prior to retirement, or up to 15 years, in the case of a termination after retirement), or a combination of lump sum and annual payments (in the case of a termination after retirement) as elected by the participants, subject to any requirements of Section 409A of the Code.

The Deferred Compensation Plan is the successor to an earlier plan that provided substantially similar benefits.

Potential Payments Upon Termination or Change of Control

Set forth below is a description of the plans and agreements that could result in potential payments to the named executive officers and Mr. McNealy in the case of their termination of employment and/or a change of control of Sun.

U.S. Vice President Severance Plan

The Severance Plan is available to Sun’s U.S. employees at the level of vice president or above, including Mr. McNealy and each of the named executive officers other than Mr. Ryan, who was not eligible to participate in the Severance Plan because he is not a U.S. citizen. The Severance Plan has a two-tier benefit structure. One set of benefits is available for vice presidents who are not on Sun’s Executive Leadership Team and another set of benefits is available for vice presidents and above who are members of our Executive Leadership Team. All of the named executive officers are members of our Executive Leadership Team.

The Severance Plan provides benefits as a result of (i) an executive’s Retirement (as defined above under “Narrative Disclosure to Pension Benefits Table”); (ii) Mutual Agreement; (iii) a Workforce Reduction; or (iv) Involuntary Termination.

“Mutual Agreement” means that both the executive and Sun agree that the executive’s employment should terminate. A “Workforce Reduction” means the executive’s employment is (i) involuntarily terminated because of the elimination or reduction of jobs due to a reorganization or otherwise or (ii) changed in job level, salary grade or structure as described in Sun’s Global Compensation Treatment for Job Level Changes and Reclassification Policy. “Involuntary Termination” means the executive’s employment is terminated by Sun for any reason except “Cause.” Cause is defined as misconduct as defined in Sun’s Misconduct Policy.

Under the Severance Plan, in the event an executive officer’s employment is terminated as a result of Retirement, Mutual Agreement, a Workforce Reduction or Involuntary Termination, the executive will be entitled to receive severance benefits, which include:

•	A lump-sum payment composed of 40 weeks of Pay (as defined above under “Narrative Disclosure to Pension Benefits Table”) and COBRA premiums; and

•

A lump-sum payment composed of four weeks of Pay and COBRA premiums for each Year of Service (as defined above under “Narrative Disclosure to Pension Benefits Table”), subject to a maximum number of 32 weeks of Pay and COBRA premiums.

In addition, in the event an executive officer’s employment is terminated as a result of a Mutual Agreement, Workforce Reduction or Involuntary Termination, the executive will be entitled to receive 18 months of employment transition assistance. Moreover, in the event an executive officer’s employment is terminated as a result of Retirement, the executive will be entitled to receive an additional 15 months of vesting for all outstanding stock options.

An executive will not receive benefits under the Severance Plan if the executive is entitled to or receives severance payments under any other plan or agreement, including the Change of Control Agreements described below. In order to receive benefits under the Severance Plan, the executive must sign a release and waiver agreement.

Change of Control Agreements

Each of our named executive officers and Mr. McNealy have executed a Change of Control Agreement with Sun. Under the Change of Control Agreement, each beneficiary is eligible to certain benefits should, within 12 months following a “Change of Control,” the beneficiary’s employment be (i) involuntarily terminated without “Cause” or (ii) voluntarily terminated for “Good Reason.” Under the Change of Control Agreement, the beneficiary will be entitled to receive the following benefits, which are conditioned upon the beneficiary’s execution of a release and waiver agreement:

•	An amount equal to two and one-half (2.5) times the beneficiary’s Annual Compensation (or, in the case of Messrs. Schwartz and McNealy, three (3) times his Annual Compensation);

•	Continuation of health benefits and group term life insurance for 24 months; and

•	Acceleration of vesting for all stock options, restricted stock awards, restricted stock units, performance-based restricted stock units and other long-term incentives held by the beneficiary.

The term “Annual Compensation” includes:

•	One year of the beneficiary’s base salary at the highest base salary rate the beneficiary received during the 12-month period preceding termination (the “Look-Back Period”);

•	100% of the greatest target bonus for which the beneficiary was eligible during the Look-Back Period; and

•	100% of the greatest target commission (if applicable) for which the beneficiary was eligible during the Look-Back Period.

The term “Cause” means:

•

Any act of personal dishonesty taken by the beneficiary in connection with the beneficiary’s responsibilities as an employee and intended to result in substantial personal enrichment to the beneficiary;

•	The use, possession, sale, or distribution of illegal substances;

•	The beneficiary’s acknowledgment or conviction of, fraud or any crime in which the Board reasonably believes has or could have a material detrimental effect on the Company’s reputation or business;

•	Conduct endangering, or likely to endanger, the health or safety of another employee;

•	Falsifying or misrepresenting information on Company records.

The term “Change of Control” means:

•

The closing of a merger or consolidation of Sun with another corporation resulting in a greater than 50% change in the total voting power of Sun or the surviving company immediately following such transaction;

•	The stockholders approval of a plan of complete liquidation of Sun;

•	The closing of a sale or disposition by Sun of all or substantially all of Sun’s assets;

•	The acquisition by any person of securities of Sun representing 50% or more of the total voting power of Sun; or

•	Certain changes in the majority composition of the Board not initiated by the Board.

The pending Merger with Oracle will constitute a Change in Control under the standard Change of Control Agreement.

The term “Good Reason” means the occurrence of one of the following without the beneficiary’s express written consent:

•

A significant reduction of the beneficiary’s duties, position or responsibilities, or the beneficiary’s removal from such position and responsibilities, unless the beneficiary is offered a comparable position (i.e., a position of equal or greater organizational level, duties, authority, compensation, title and status);

•	A reduction by Sun in the beneficiary’s base compensation (base salary and target bonus) as in effect immediately prior to such reduction;

•

A material reduction by Sun in the kind or level of employee benefits to which the beneficiary is entitled immediately prior to such reduction with the result that the beneficiary’s overall benefits package is significantly reduced;

•	The beneficiary is requested to relocate (except for office relocations that would not increase the beneficiary’s one way commute by more than 50 miles); or

•	The failure of Sun to obtain the assumption of the Change of Control Agreement.

Ryan Letter Agreement

Mr. Ryan and Sun entered into a letter agreement on July 9, 2008 (the “Ryan Letter Agreement”), which provides Mr. Ryan with certain benefits should his employment be terminated because of Retirement, Mutual Agreement, a Material Job Change, a Workforce Reduction or Involuntary Termination. Mr. Ryan is not entitled to any benefits pursuant to the Ryan Letter Agreement if he voluntarily terminates his employment, he is involuntarily terminated for “Cause” or if he receives benefits under the Change in Control Agreement.

“Retirement”, “Mutual Agreement”, a “Workforce Reduction” and “Involuntary Termination” are defined in the same manner as set forth in the Severance Plan. A “Material Job Change” means Mr. Ryan’s job is re-leveled downward and Sun has determined, in its sole discretion, that such re-leveling constitutes a material job change. “Cause” means gross misconduct as described in Mr. Ryan’s statement of terms and conditions of employment or documented unsatisfactory job performance.

Under the Ryan Letter Agreement, in the event Mr. Ryan’s employment is terminated as a result of Retirement, Mutual Agreement, a Material Job Change, a Workforce Reduction or Involuntary Termination, Mr. Ryan will be entitled to receive certain notification benefits and severance benefits. Notification benefits includes:

•	A lump sum cash payment composed of 16 weeks of Weekly Base Pay (as defined below); and

•	18 months of employment transition services.

Severance benefits includes:

•	A lump-sum cash payment composed of 32 weeks of Weekly Base Pay and COBRA premiums; and

•

A lump-sum payment composed of four weeks of Weekly Base Pay and COBRA premiums for each Year of Service (as defined below), subject to a maximum number of 32 weeks of Weekly Base Pay and COBRA premiums.

•

“Weekly Base Pay” means Mr. Ryan’s base pay for a calendar week excluding car allowance, commissions, bonuses or any other non-base compensation. “Year of Service” means a full or partial year of service with Sun prior to Mr. Ryan’s employment termination date. A partial year of service will be treated as a full year of service.

In order to receive the severance benefits, Mr. Ryan must sign a release and waiver agreement.

Tables

Except in the case of Mr. Ryan, for each of the current named executive officers and Mr. McNealy, the tables below estimate the amount of compensation that would be paid in the event of termination as a result of Retirement, Mutual Agreement, a Workforce Reduction or Involuntary Termination, in each case subject to the terms of the Severance Plan, and termination following a Change of Control, subject to the terms of the standard Change of Control Agreement. For Mr. Ryan, the tables below estimate the amount of compensation that would be paid in the event of termination as a result of Retirement, Mutual Agreement, a Material Job Change, a Workforce Reduction or Involuntary Termination, in each case subject to the terms of the Ryan Letter Agreement, and termination following a Change of Control, subject to the terms of the standard Change of Control Agreement. The amounts shown assume that each of the terminations was effective as of June 30, 2009 and take into account the Years of Service for each named executive officer and Mr. McNealy as of such date. Other than Mr. Lehman, none of the participating named executive officers and Mr. McNealy would have been eligible to receive Retirement benefits under the Severance Plan or, in the case of Mr. Ryan, the Ryan Letter Agreement, had they retired as of June 30, 2009. “Health and/or Life Insurance” includes monthly Sun-paid or COBRA healthcare premiums, as applicable, and Sun-paid group life insurance premiums.

The price used for determining the value of accelerated equity was the closing price of Sun’s common stock on NASDAQ on June 30, 2009, the last business day of the fiscal year, less any applicable exercise price. Because the exercise price related to all outstanding, unvested stock options subject to the equity acceleration benefits under the Severance Plan and Change of Control Agreement exceeded the closing price of Sun’s common stock on June 30, 2009, there is no value attributable to our named executive officers and Mr. McNealy for such outstanding, unvested stock options in the tables below.

Jonathan I. Schwartz

	Mutual Agreement, Workforce Reduction or Involuntary Termination Under Severance Plan	Retirement Under Severance Plan	Termination Following a Change of Control Under Change of Control Agreement
Pay	$1,384,615	$1,384,615	$9,000,000
Health and/or Life Insurance Premiums	24,380	24,380	32,507
Career Transition Assistance	17,400	N/A	N/A
Equity Acceleration	N/A	—	3,754,384
Total	1,426,395	1,408,995	12,786,891

Michael E. Lehman

	Mutual Agreement, Workforce Reduction or Involuntary Termination Under Severance Plan	Retirement Under Severance Plan	Termination Following a Change of Control Under Change of Control Agreement
Pay	$1,107,692	$1,107,692	$4,000,000
Health and/or Life Insurance Premiums	24,546	24,546	32,727
Career Transition Assistance	17,400	N/A	N/A
Equity Acceleration	N/A	—	—
Total	1,149,638	1,132,238	4,032,727

John F. Fowler

	Mutual Agreement, Workforce Reduction or Involuntary Termination Under Severance Plan	Retirement Under Severance Plan	Termination Following a Change of Control Under Change of Control Agreement
Pay	$796,154	$796,154	$2,659,375
Health and/or Life Insurance Premiums	24,405	24,405	32,540
Career Transition Assistance	17,400	N/A	N/A
Equity Acceleration	N/A	—	1,079,459
Total	837,959	820,559	3,771,374

Gregory M. Papadopoulos

	Mutual Agreement, Workforce Reduction or Involuntary Termination Under Severance Plan	Retirement Under Severance Plan	Termination Following a Change of Control Under Change of Control Agreement
Pay	$830,769	$830,769	$2,850,000
Health and/or Life Insurance Premiums	14,720	14,720	19,626
Career Transition Assistance	17,400	N/A	N/A
Equity Acceleration	N/A	—	1,232,456
Total	942,021	845,489	4,102,082

Peter Ryan

	Mutual Agreement, Workforce Reduction, Material Job Change, Retirement or Involuntary Termination Under the Ryan Letter Agreement	Termination Following a Change of Control Under Change of Control Agreement
Pay	$624,619	$3,383,354
Health and/or Life Insurance Premiums	N/A	4,006
Career Transition Assistance	17,400	N/A
Equity Acceleration	—	1,734,513
Total	642,019	5,121,872

Scott G. McNealy

	Mutual Agreement, Workforce Reduction or Involuntary Termination Under Severance Plan	Retirement Under Severance Plan	Termination Following a Change of Control Under Change of Control Agreement
Pay	$1,384,615	$1,384,615	$7,500,000
Health and/or Life Insurance Premiums	24,444	24,444	32,414
Career Transition Assistance	17,400	N/A	N/A
Equity Acceleration	N/A	—	2,557,859
Total	1,426,459	1,409,059	10,090,273

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal 2009, the LDCC consisted of Stephen M. Bennett, M. Kenneth Oshman and P. Anthony Ridder. Each of the members of the LDCC during fiscal 2009 was an independent director, and none of them were our employees or former employees. During fiscal 2009, none of our named executive officers served on the compensation committee (or equivalent), or the board of directors, of another entity whose executive officer(s) served on the LDCC.

RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES

The Board has adopted a written Related Person Transactions Policy, that describes the procedures used to identify, review, approve and disclose, if necessary, any transaction or series of transactions in which: (i) Sun was, is or will be a participant; (ii) the amount involved exceeds $120,000; and (iii) a related person had, has or will have a direct or indirect material interest.

For purposes of the policy, a related person is one of the following:

•	A member of the Board;

•	A nominee for the Board;

•	An executive officer;

•	A person who beneficially owns more than 5% of Sun’s common stock (excluding any beneficial owner that reports its ownership on Schedule 13G with the SEC); or

•	Any immediate family member of any of the people listed above.

Under the policy, the related person is required to notify Sun’s corporate law group and provide them with information regarding the related person transaction. If the corporate law group determines that the proposed transaction is a related person transaction in which the related person’s interest is material, the Audit Committee must review the transaction for approval or disapproval. In determining whether to approve or disapprove a related party transaction, the Audit Committee shall consider all relevant facts and circumstances, including the following factors:

•	The benefits to Sun;

•	If the related person is a director, an immediate family member of a director or an entity in which a director is a partner, stockholder or executive officer, the impact on a director’s independence;

•	The availability of other sources for comparable products or services;

•	The terms of the transaction; and

•	If applicable, whether the terms are available to unrelated third parties or to employees generally.

No committee member shall participate in the review of a related person transaction if he or she is a related person or the related person is one of his or her family members.

Each of the following related person transactions shall be considered pre-approved by the Audit Committee, even if the aggregate amount involved exceeds $120,000:

•	Employment of executive officers;

•	Director compensation;

•	Certain specified transactions with other companies;

•	Certain charitable contributions by Sun;

•	Transactions where all stockholders receive proportional benefits;

•	Ordinary course business travel and expenses, advances and reimbursements; and

•	Indemnification payments.

Sun will disclose the terms of related person transactions in its filings with the SEC to the extent required.

CERTAIN RELATED PERSON TRANSACTIONS

The Company has entered into indemnification agreements with each of its directors and executive officers. These agreements require the Company to indemnify such individuals, to the fullest extent permitted by Delaware law, for certain liabilities to which they may become subject as a result of their affiliation with the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires Sun’s directors, executive officers and any persons who own more than 10% of Sun’s common stock, to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Sun with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such reports furnished to us and written representations from the directors and executive officers, we believe that all Section 16(a) filing requirements were met in fiscal 2009, except for certain transactions that should have been reported on Form 4 for Michael E. Marks by May 15, 2009, which were actually reported on Form 4 in October 2009.

AUDIT AND NON-AUDIT FEES

Sun has entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP will perform audit services for Sun. The agreement is subject to alternative dispute resolution procedures.

The following table sets forth fees for services Ernst & Young LLP provided during fiscal years 2009 and 2008:

	2009	2008
Audit fees(1)	$13,580,000	$14,450,000
Audit-related fees(2)	40,000	150,000
Tax fees(3)	10,000	100,000
All other fees(4)	130,000	—

Total	$13,760,000	$14,700,000

(1)	Represents fees for professional services provided in connection with the audit of our annual financial statements and review of our quarterly financial statements, advice on accounting matters directly related to the audit and audit services provided in connection with other statutory or regulatory filings.

(2)	Represents fees for services provided primarily in connection with an EU prospectus filing (fiscal 2009) and an IT risk assessment (fiscal 2008).

(3)	Represents fees for services provided in connection with the evaluation of our tax processes and procedures.

(4)	Represents fees for services provided in connection with the acquisition proposals to Sun.

In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by Ernst & Young LLP. In some cases, the Chairman of the Audit Committee has the delegated authority from the Audit Committee to pre-approve certain services, and such pre-approvals are communicated to the full Audit Committee at its next meeting. During fiscal year 2009, all services were pre-approved by the Audit Committee in accordance with this policy and applicable SEC regulations.

On August 26, 2009, Ernst & Young LLP issued its Independence Standards Board Standard No. 1 independence letters to the Audit Committee and therein reported that it is independent under applicable standards in connection with its audit opinion for the financial statements contained in our Annual Report on Form 10-K for fiscal 2009. Sun and Ernst & Young LLP continue to evaluate and review processes relevant to the maintenance of Ernst & Young LLP’s independence. The Audit Committee has discussed with Ernst & Young LLP its independence from Sun.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that Sun specifically incorporates it by reference into such filing.

The Audit Committee currently consists of Robert J. Finocchio, Jr., Chairman, Peter L.S. Currie and Michael E. Marks. All members of the Audit Committee meet the independence and financial knowledge requirements of NASDAQ and are “independent” as defined in applicable SEC rules.

The Board has adopted a written charter for the Audit Committee. A copy of the charter can be found on our website at www.sun.com/company/cgov/bcc.jsp. The Audit Committee believes that it has satisfied its Audit Committee charter responsibilities for fiscal 2009.

The Audit Committee is responsible for overseeing Sun’s accounting and financial reporting processes and audits of Sun’s financial statements. As set forth in its charter, the Audit Committee acts only in an oversight capacity and relies on the work and assurances of management, which has primary responsibility for Sun’s financial statements and reports, Sun’s internal auditors, as well as the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of Sun’s audited financial statements to generally accepted accounting principles.

Beginning in fiscal 2004 and continuing through fiscal 2009, management has implemented the process of documenting, testing and evaluating Sun’s system of internal controls over financial reporting in response to the requirements set forth in the Sarbanes-Oxley Act of 2002. The Audit Committee has been kept apprised of progress in this process including planning and execution updates provided by management and Ernst & Young LLP. At the conclusion of this process, the Committee received from management its assessment and report on the effectiveness of Sun’s internal controls over financial reporting. The Committee also received from Ernst & Young LLP its attestation report on the effectiveness of Sun’s internal controls over financial reporting. Sun published these reports in its Form 10-K for the year ended June 30, 2009.

The Audit Committee met twenty-six times either in person or by telephone during fiscal 2009. In the course of these meetings, the Audit Committee met with management including, but not limited to, individual meetings with the CEO, the CFO, the Chief Accounting Officer, the Vice President of Internal Audit and Sun’s independent registered public accounting firm, Ernst & Young LLP, and reviewed the results of the internal and external audit examinations, evaluations of Sun’s internal controls and the overall quality of Sun’s financial reporting.

The Audit Committee believes that a candid, substantive and focused dialogue with the internal auditors and the independent registered public accounting firm is fundamental to the Committee’s oversight responsibilities. To support this belief, the Audit Committee periodically meets separately with the internal auditors and Ernst & Young LLP, without management present. In the course of its discussions in these meetings, the Audit Committee asked a number of questions intended to bring to light any areas of potential concern related to Sun’s financial reporting and internal controls. These questions include, but are not limited to:

•

Are there any significant accounting judgments, estimates or adjustments made by management in preparing the financial statements that would have been made differently had the auditors themselves prepared and been responsible for the financial statements?

•

Based on the auditors’ experience, and their knowledge of Sun, do Sun’s financial statements fairly present to investors, with clarity and completeness, Sun’s financial position and performance for the reporting period in accordance with generally accepted accounting principles and SEC disclosure requirements?

•	Based on the auditors’ experience, and their knowledge of Sun, has Sun implemented internal controls and internal audit procedures that are appropriate for Sun?

•	Are the external and internal auditors getting the support they need from management to execute their duties?

Questions raised by the Audit Committee regarding these matters were answered to the Committee’s satisfaction.

The Audit Committee recommended the engagement of Ernst & Young LLP as Sun’s independent registered public accounting firm for fiscal 2009 and reviewed with the internal auditors and Ernst & Young LLP their respective overall audit scope and plans. In reaching its recommendation, the Audit Committee considered the qualifications of Ernst & Young LLP and discussed with Ernst & Young LLP their independence, including a review of the audit and non-audit services provided by them to Sun. The Audit Committee also discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, and by the Sarbanes-Oxley Act of 2002, and it received and discussed with Ernst & Young LLP their written independence letter issued in August 2009 as required by Independence Standards Board Standard No. 1.

In accordance with Audit Committee policy and the requirements of law, the Audit Committee pre-approves all services to be provided by any independent registered public accounting firm responsible for providing an opinion on Sun’s consolidated financial statements filed with the SEC. Pre-approval includes audit services, audit-related services, tax services and other services. In some cases, the full Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have the delegated authority from the Audit Committee to pre-approve additional services, and then must communicate such pre-approvals to the full Audit Committee. To avoid certain potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent audit firm. Sun obtains these services from other service providers as needed. Over the last two fiscal years, the Audit Committee has reduced the scope and amount of permissible non-audit services obtained from Ernst & Young LLP. Sun primarily uses other providers for those services, but in limited circumstances has engaged Ernst & Young LLP for certain permissible non-audit services. See “Audit and Non-Audit Fees” for more information regarding fees paid to Ernst & Young LLP for services in fiscal years 2009 and 2008.

The Audit Committee has reviewed and discussed the audited financial statements for fiscal 2009 with management, including a discussion of the quality and acceptability of the financial reporting, the reasonableness of significant accounting judgments and estimates and the clarity of disclosures in the financial statements. In connection with this review and discussion, the Audit Committee asked a number of follow-up questions of management and the independent registered public accounting firm to help give the Committee comfort in connection with its review.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) the inclusion of the audited financial statements in Sun’s Form 10-K for the fiscal year ended June 30, 2009, for filing with the SEC.

Submitted by the Audit Committee of the Board

Robert J. Finocchio, Jr., Chairman

Peter L.S. Currie

Michael E. Marks

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is presently composed of twelve members. Each director serves a one-year term, as described below, with all directors subject to annual election. At the recommendation of the CGNC, the Board has nominated the twelve members of the Board listed below under the heading “Nominees” to serve as directors for the term beginning as of the Annual Meeting on December 17, 2009. The Board has determined that each of the nominees, with the exception of Messrs. McNealy and Schwartz, is “independent,” as that term is defined under applicable rules for companies traded on NASDAQ.

If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the proxies may vote either: (1) for a substitute nominee designated by the present Board to fill the vacancy; or (2) for the balance of the nominees, leaving a vacancy. Alternatively, the Board may choose to reduce the size of the Board, as permitted by our Bylaws. The Board has no reason to believe that any of our nominees will be unwilling or unable to serve if elected as a director.

Nominees

All nominees are currently directors, and each nominee has agreed to be named in this Proxy Statement and to serve if elected. The age indicated and other information in each nominee’s biography is as of the Record Date.

Jonathan I. Schwartz Age 43 Director since 2006 President and Chief Executive Officer	Mr. Schwartz has served as President and Chief Executive Officer of Sun since April 2006, as President and Chief Operating Officer from April 2004 to April 2006, as Executive Vice President, Software, from July 2002 to April 2004, as Senior Vice President, Corporate Strategy and Planning, from July 2000 to July 2002 and as Vice President, Ventures Fund, from October 1999 to July 2000. Prior to that, Mr. Schwartz served in several other positions with Sun.

Scott G. McNealy Age 54 Director since 1982 Chairman of the Board of Directors and Founder	Mr. McNealy is a Founder of Sun and has served as Chairman of the Board of Directors since April 2006, as Chairman of the Board of Directors and Chief Executive Officer from April 2004 to April 2006, as Chairman of the Board of Directors, President and Chief Executive Officer from July 2002 to April 2004, as Chairman of the Board of Directors and Chief Executive Officer from April 1999 to July 2002, as Chairman of the Board of Directors, President and Chief Executive Officer from December 1984 to April 1999, as President and Chief Operating Officer from February 1984 to December 1984 and as Vice President of Operations from February 1982 to February 1984.

James L. Barksdale Age 66 Director since 1999 Chairman and President of Barksdale Management Corporation	Mr. Barksdale has served as Chairman of the Board of Directors and President of Barksdale Management Corporation, an investment management company, since April 1999. He has served as Chairman of The Barksdale Group, LLC, a venture capital firm, since April 1999. Mr. Barksdale served as President and Chief Executive Officer of Netscape Communications Corporation, an Internet company, from January 1995 until March 1999, when Netscape was acquired by America Online, Inc. He is a director of Time Warner Inc. and Federal Express Corporation. He is also a Strategic Limited Partner of Kleiner, Perkins, Caufield and Byers.

Stephen M. Bennett Age 54 Director since 2004 Private Investor and Consultant	Mr. Bennett has been a member of the Board of Directors of Intuit, Inc. since January 2000 and served as Intuit’s President and Chief Executive Officer from January 2000 through December 2007. Prior to joining Intuit, a financial management software company, Mr. Bennett spent 23 years with General Electric Corporation. From December 1999 to January 2000, Mr. Bennett was an Executive Vice President and a member of the Board of Directors of GE Capital, the financial services subsidiary of General Electric Corporation. From July 1999 to November 1999, he was President and Chief Executive Officer of GE Capital e-Business, and he was President and Chief Executive Officer of GE Capital Vendor Financial Services from April 1996 to June 1999. He also is a Member of the Board of Directors of Qualcomm Incorporated.

Peter L.S. Currie Age 53 Director since 2006 President of Currie Capital LLC	Mr. Currie is President of Currie Capital LLC, a private investment firm. He served as Executive Vice President and Chief Financial Officer of Netscape from 1995 to 1999 and McCaw Cellular from 1989 to 1995. He also serves on the boards of Clearwire Corp. and Safeco Corp.

Robert J. Finocchio, Jr. Age 58 Director since 2006 Former Chairman and CEO of Informix Corporation	Mr. Finocchio has been a Dean’s Executive Professor at Santa Clara University, Leavey School of Business, since September 2000. He served as Chief Executive Officer and President of Informix Corporation, an information management software company, from July 1997 to July 1999 and Chairman of the Board of Directors of Informix from July 1997 to September 2000. From December 1988 to May 1997, Mr. Finocchio was employed by 3COM Corporation, a global data networking company, where he held various positions, most recently serving as President, 3COM Systems. Mr. Finocchio serves as a director of Altera Corporation and Echelon Corporation.

James H. Greene, Jr. Age 59 Director since 2008 Member, Kohlberg Kravis Roberts & Co., L.P.	Mr. Greene has been a member of KKR & Co., L.L.C., the general partner of Kohlberg Kravis Roberts & Co., L.P., a private equity investment firm since January 1996. Mr. Greene also serves as a director of SunGard Data Systems, Inc. and Zhone Technologies, Inc.

Michael E. Marks Age 58 Director since 2007 Managing Partner, Riverwood Capital LLC	Mr. Marks has served as Managing Partner of Riverwood Capital LLC, an outsourcing consulting firm, since January 2007. From August 2007 to November 2007, he served as the interim Chief Executive Officer of Tesla Motors, Inc. From January 2006 to January 2007, he served as a member of Kohlberg Kravis Roberts & Co., L.P., a private equity firm, or KKR, and as a Senior Advisor at KKR from January 2007 to December 2007. Prior to joining KKR, Mr. Marks served as Chief Executive Officer of Flextronics International Ltd., a leading electronics manufacturing services provider, from January 1994 to January 2006. He is also a director of SanDisk Corp. and Schlumberger Limited.

Rahul N. Merchant Age 53 Director since 2009 Partner, Exigen Capital	Mr. Merchant has served as a Partner at Exigen Capital, a private equity investment firm, since 2009. From 2006 to 2009, he served as the former executive vice president, chief information officer and member of the executive committee at Fannie Mae, a government-sponsored enterprise operating in the U.S. Secondary mortgage market. Prior to this, Mr. Merchant served as Chief Technology Officer at Merrill Lynch, a financial services company, from 2000-2006.

Patricia E. Mitchell Age 66 Director since 2005 President and Chief Executive Officer of The Paley Center for Media	Ms. Mitchell has served as President and Chief Executive Officer of The Paley Center for Media, a non-profit organization dedicated to advancing the understanding of media, since March 2006. She served as President and Chief Executive Officer of the Public Broadcasting Service, a private non-profit media enterprise, from March 2000 to March 2006. Ms. Mitchell also served on the Board of Directors of Bank of America Corporation from 2001 to June 2009.

M. Kenneth Oshman Age 69 Director since 1988 Chairman of the Board of Directors and Chief Executive Officer of Echelon Corporation	Mr. Oshman has served as Chairman of the Board of Directors since December 1988 and Chief Executive Officer since September 1989 of Echelon Corporation, a provider of control networking products and services for automation systems. He served as President of Echelon from December 1988 to September 2001.

P. Anthony Ridder Age 69 Director since 2006 Former Chairman and Chief Executive Officer of Knight Ridder, Inc.	Mr. Ridder is the former Chairman of the Board of Directors and Chief Executive Officer of Knight Ridder, Inc., a newspaper publisher, and served on the Board of Directors of The McClatchy Company, the second-largest newspaper company in the United States, from July 2006 to May 2008. He was Chairman of the Board of Directors and Chief Executive Officer of Knight Ridder from March 1995 to June 2006, served as company President from October 1989 to June 2006, and was President of the Newspaper Division from January 1986 to March 1995.

Board Recommendation

The Board recommends that you vote “FOR” each of the eleven nominees to the Board set forth above.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General

The Audit Committee has selected Ernst & Young LLP, an independent registered public accounting firm, to audit our consolidated financial statements for fiscal year 2009. Ernst & Young LLP has served as Sun’s independent registered public accounting firm since 1982. We are asking the stockholders to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010. Ernst & Young LLP was appointed by the Audit Committee in accordance with its charter.

In the event stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in Sun’s and our stockholders’ best interests.

The Audit Committee has approved all services provided by Ernst & Young LLP. A member of Ernst & Young LLP will be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions you may ask.

Board Recommendation

The Board recommends that you vote “FOR” the ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2010.

Map and Driving Directions to Sun's Santa Clara Campus

237
880
101
87
Tasman Dr.
N. 1st St.
Lafayette St.
Zanker Rd.
Agnew Rd.
Montague Expy
Palm Dr.
Great American Pkwy
W. Trimble Rd.
San Tomas Expy
E. Brokaw Rd.
Central Expy
San Jose International Airport
N

Auditorium
Sun Microsystems, Inc.
Santa Clara Campus Building 3
4030 George Sellon Circle
Santa Clara, California 95054

FROM SAN FRANCISCO (Heading South)
» Take 101 South
» Take San Tomas/Montague Expressway exit
» Follow the exit for Montague Expressway (East)
» Turn right on ramp to Lafayette street
» Drive 0.3 miles and turn right on Palm Drive

FROM SAN JOSE (Heading North)
» Take 101 North
» Take San Tomas/Montague Expressway exit
» Follow the exit for Montague Expressway (East)
» Turn right on ramp to Lafayette street
» Drive 0.3 miles and turn right on Palm Drive

Agnew Rd.
Network Circle
George Sellon Circle
Lafayette St.
Palm Dr.
Auditorium
Leonard Stocking Dr.
Network Circle
Network Circle
Montague Expressway

THIS REPORT WAS PRINTED USING SOY BASED INK.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the stockholder meeting date.

Sun microsystems

INTERNET http://www.proxyvoting.com/java

Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.

OR

TELEPHONE 1-866-540-5760

Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

PX61001 Fulfillment 61073

FOLD AND DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

Please mark your votes as indicated in this example

1. Election of twelve (12) members to the Board of Directors:

FOR AGAINST ABSTAIN

1.1 Scott G. McNealy

1.2 James L. Barksdale

1.3 Stephen M. Bennett

1.4 Peter L.S. Currie

1.5 Robert J. Finocchio, Jr.

FOR AGAINST ABSTAIN

1.6 James H. Greene, Jr.

1.7 Michael E. Marks

1.8 Rahul N. Merchant

1.9 Patricia E. Mitchell

1.10 M. Kenneth Oshman

FOR AGAINST ABSTAIN

1.11 P. Anthony Ridder

1.12 Jonathan I. Schwartz

2. Ratification of the appointment of Ernst & Young LLP as Sun’s independent registered public accounting firm for the fiscal year ending June 30, 2010.

By my signature below, I confer to the named proxies discretionary authority on any other business that may properly come before the Annual Meeting.

Mark Here for Address Change or Comments

SEE REVERSE

Signature Signature Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

You can now access your Sun Microsystems, Inc. account online.

Access your Sun Microsystems, Inc. account online via Investor ServiceDirect® (ISD).

BNY Mellon Shareowner Services, the transfer agent for Sun Microsystems, Inc., now makes it easy and convenient to get current information on your shareholder account.

View account status

View certificate history

View book-entry information

View payment history for dividends

Make address changes

Obtain a duplicate 1099 tax form

Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time

Investor ServiceDirect®

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Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders. The Proxy Statement is available at: http://bnymellon.mobular.net/bnymellon/java

FOLD AND DETACH HERE

PROXY

SUN MICROSYSTEMS, INC.

ANNUAL MEETING OF STOCKHOLDERS – DECEMBER 17, 2009

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned appoints Jonathan I. Schwartz and Michael A. Dillon, and each of them, as proxies of the undersigned, each with full power of substitution, to vote all of the shares of common stock of Sun Microsystems, Inc. (“Sun”) held of record by the undersigned as of October 20, 2009 at the Annual Meeting of Stockholders of Sun to be held at Sun’s Auditorium located at the Santa Clara Campus, 4030 George Sellon Circle, Santa Clara, California 95054 on December 17, 2009, commencing at 10:00 a.m., local time, and at any adjournment or postponement of the Annual Meeting, with all powers that the undersigned would possess if personally present, upon and respect of the following matters and in accordance with the following instructions.

IF YOU SIGN YOUR PROXY CARD WITHOUT INDICATING YOUR VOTE, YOUR SHARES WILL BE VOTED “FOR” THE ELECTION OF TWELVE DIRECTORS AND “FOR” PROPOSAL NUMBER TWO AND FOR ANY POSTPONEMENT OF THE ANNUAL MEETING, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES, AND IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE SUN BOARD OF DIRECTORS ON ANY OTHER MATTERS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING, OR AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF, FOR A VOTE. HOWEVER, IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THOSE INSTRUCTIONS.

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO THE VOTE AT THE ANNUAL MEETING.

Address Change/Comments

(Mark the corresponding box on the reverse side)

BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)

Fulfillment

PX61001 61073